                                                Filed Pursuant to Rule 424(b)(3)
                                                   Registration Number 333-76259

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 7, 1999)

                                  $200,000,000

                          DORAL FINANCIAL CORPORATION
                       MEDIUM-TERM SENIOR NOTES, SERIES A
                    MEDIUM-TERM SUBORDINATED NOTES, SERIES A
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                            ------------------------
THE NOTES:

- Doral Financial will offer notes from time to time and specify the terms and conditions of each issue of notes in a pricing supplement.

- The notes will be either senior or subordinated unsecured debt securities of Doral Financial.

- The notes will have stated maturities of nine months or more from the date they are originally issued.

- Doral Financial will pay amounts due on the notes in U.S. dollars or any other consideration described in the applicable pricing supplement.

- The notes may bear interest at fixed or floating rates or may not bear any interest. If the notes bear interest at a floating rate, the floating rate may be based on one or more indices or formulas plus or minus a fixed amount or multiplied by a factor.

- Doral Financial will specify whether the notes can be redeemed or repaid before their maturity and whether they are subject to mandatory redemption, redemption at the option of Doral Financial or repayment at the option of the holder of the notes.

- Holders of the subordinated notes may not accelerate the maturity of the subordinated notes except upon Doral Financial's bankruptcy or insolvency.

                 INVESTING IN THE NOTES INVOLVES CERTAIN RISKS.
        SEE "RISK FACTORS" ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT AND
            "RISK FACTORS" ON PAGE 6 OF THE ACCOMPANYING PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

                                                            AGENT'S DISCOUNTS    PROCEEDS, BEFORE EXPENSES, TO
                                   PUBLIC OFFERING PRICE     AND COMMISSIONS            DORAL FINANCIAL
                                   ---------------------   -------------------   -----------------------------
Per note.........................          100%                .125%-.750%             99.875%-99.250%
Total(1).........................      $200,000,000        $250,000-$1,500,000    $199,750,000-$198,500,000

-------------------------
(1) Or the equivalent in one or more foreign or composite currencies.

     Doral Financial may sell notes to the agents referred to below as principal for resale at varying or fixed offering prices or through the agents as agents using their reasonable efforts on behalf of Doral Financial. Doral Financial may also sell notes without the assistance of the agents, whether acting as principal or as agent.

     If Doral Financial sells other securities referred to in the accompanying prospectus, the amount of notes that Doral Financial may offer and sell under this prospectus supplement may be reduced.
                            ------------------------

MERRILL LYNCH & CO.                                     BEAR, STEARNS & CO. INC.
                            ------------------------
            The date of this prospectus supplement is May 14, 1999.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Risk Factors................................................   S-3
Description of the Notes....................................   S-4
United States Federal Income Taxation.......................  S-25
Certain Puerto Rico Income Tax Consequences.................  S-33
Plan of Distribution........................................  S-34
                            PROSPECTUS
Summary.....................................................     3
Risk Factors................................................     6
  Fluctuations in Interest Rates May Hurt Doral Financial's
     Business...............................................     6
  Doral Financial May Suffer Losses From Mortgage Loans It
     Sells But Retains the Credit Risk......................     7
  Increases in Doral Financial's Originations of Commercial
     Loans Has Increased Its Credit Risks...................     7
  Doral Financial Is Exposed To Greater Risk Because Its
     Business Is Concentrated In Puerto Rico................     7
  Doral Financial's Business Would Be Disrupted If Its
     Computer Systems Cannot Work Properly With Year 2000
     Data...................................................     7
Doral Financial.............................................     7
Use of Proceeds.............................................     8
Description of Debt Securities..............................     9
  General...................................................     9
  Denominations.............................................    10
  Subordination.............................................    10
  Limitations on Liens and Disposition of Stock of Principal
     Mortgage Banking Subsidiaries..........................    11
  Consolidation, Merger or Sale.............................    13
  Modification of Indentures................................    13
  Events of Default.........................................    14
  Covenants.................................................    15
  Payment and Transfer......................................    15
  Global Securities.........................................    15
  Defeasance................................................    16
  The Trustee...............................................    16
Description of Preferred Stock..............................    16
  General...................................................    17
  Rank......................................................    17
  Dividends.................................................    17
  Conversion or Exchange....................................    18
  Redemption................................................    19
  Liquidation Preference....................................    19
  Voting Rights.............................................    19
Description of Capital Stock................................    20
  Authorized Capital........................................    20
  Outstanding Serial Preferred Stock........................    20
  8% Preferred Stock........................................    20
  7% Preferred Stock........................................    21

                                                              PAGE
                                                              ----
Plan of Distribution........................................    22
  By Agents.................................................    23
  By Underwriters...........................................    23
  Direct Sales..............................................    23
  General Information.......................................    24
Where You Can Find More Information.........................    24
Legal Opinions..............................................    25
Experts.....................................................    25

   References in this prospectus supplement to "Doral Financial" are to Doral
                             Financial Corporation.

                                  RISK FACTORS

     Your investment in the notes involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes are not an appropriate investment for you if you are unsophisticated with respect to the significant components of the notes.

YOU MAY SUFFER LOSSES ON INDEXED NOTES RESULTING FROM FLUCTUATIONS IN THE
INDICES

     If you invest in notes indexed to one or more interest rate, currency or other indices or formulas, there will be significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the indices or formulas and the possibility that you will receive a lower, or no, amount of principal, premium or interest and at different times than you expected. Doral Financial has no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in that index or formula will be magnified. In recent years, values of certain indices and formulas have been volatile and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

REDEMPTION MAY ADVERSELY AFFECT YOUR RETURN ON THE NOTES

     If your notes are redeemable at the option of Doral Financial or are otherwise subject to mandatory redemption, Doral Financial may, in the case of optional redemption, or must, in the case of mandatory redemption, choose to redeem your notes at times when prevailing interest rates may be relatively low. Accordingly, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

THERE MAY BE AN UNCERTAIN TRADING MARKET FOR YOUR NOTES; MANY FACTORS AFFECT THE TRADING VALUE OF YOUR NOTES

     Doral Financial cannot assure you a trading market for your notes will ever develop or be maintained. Many factors independent of Doral Financial's creditworthiness may affect the trading market of your notes. These factors include:

     - the complexity and volatility of the index or formula applicable to the notes,

     - the method of calculating the principal, premium and interest in respect of the notes,

     - the time remaining to the maturity of the notes,

     - the outstanding amount of the notes,

     - the redemption features of the notes,

     - the level, direction and volatility of market interest rates generally.

     In addition, because some notes were designed for specific investment objectives or strategies, these notes will have a more limited trading market and experience more price volatility. There may be a limited number of buyers for these notes. This may affect the price you receive for these notes or your ability to sell these notes at all. You should not purchase notes unless you understand and know you can bear the related investment risks.

DORAL FINANCIAL'S CREDIT RATINGS MAY NOT REFLECT ALL RISKS OF AN INVESTMENT IN THE NOTES

     Doral Financial's credit ratings are an assessment of its ability to pay its obligations. Consequently, real or anticipated changes in Doral Financial's credit ratings will generally affect the market value of your notes. Doral Financial's credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors discussed above on the value of your notes.

                            DESCRIPTION OF THE NOTES

     The Medium-Term Senior Notes, Series A will be issued as a series of senior debt securities under a senior indenture, dated as of May 14, 1999 (the "Senior Indenture"), between Doral Financial and Bankers Trust Company ("Bankers Trust"), as the senior trustee. The Medium-Term Subordinated Notes, Series A will be issued as a series of subordinated debt securities under a subordinated indenture, dated as of May 14, 1999 (the "Subordinated Indenture" and, together with the Senior Indenture, the "Indentures"), between Doral Financial and Bankers Trust, as the subordinated trustee. The terms "senior debt securities" and "subordinated debt securities," as used in this prospectus supplement, refer to all securities issued and issuable from time to time under the Senior Indenture and Subordinated Indenture, respectively, and include the notes. The term "debt securities" refers to both senior debt securities and subordinated debt securities.

     The debt securities and the Indentures are more fully described in the accompanying prospectus. The following summary of the material provisions of the notes and the Indentures is not complete and is qualified in its entirety by reference to the Indentures, a copy of which has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. Doral Financial has not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Doral Financial is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of the date on the front cover of the applicable pricing supplement.

     THE FOLLOWING DESCRIPTION OF NOTES WILL APPLY UNLESS OTHERWISE SPECIFIED IN AN APPLICABLE PRICING SUPPLEMENT.

TERMS OF THE NOTES

     Senior debt securities, including the senior notes, issued and to be issued under Doral Financial's Senior Indenture will be unsecured general obligations of Doral Financial and will rank equally with all other unsecured and unsubordinated indebtedness of Doral Financial from time to time outstanding. Subordinated debt securities, including the subordinated notes, issued and to be issued under Doral Financial's Subordinated Indenture will be subordinated in right of payment, to the extent described in the accompanying prospectus, to all Senior Indebtedness and Other Financial Obligations (as these terms are defined in the accompanying prospectus), including the senior debt securities. Holders of the subordinated notes may not accelerate the maturity of the subordinated notes except upon Doral Financial's bankruptcy or insolvency. See "Description of Debt Securities -- Subordination" in the accompanying prospectus. As of March 31, 1999, Doral Financial had approximately $1.6 billion of Senior Indebtedness and Other Financial Obligations outstanding.

     Because Doral Financial is a holding company that conducts some of its operations through subsidiaries, holders of notes will generally have a junior position to claims of creditors of Doral Financial's subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders.

     The Indentures do not limit the aggregate principal amount of debt securities which Doral Financial may issue. Doral Financial may issue its debt securities from time to time as a single series or in two or more separate series up to the aggregate principal amount from time to time authorized by Doral Financial for each series. The aggregate principal amount of notes which may be offered and sold by this prospectus supplement may be reduced by the sale by Doral Financial of other securities under the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

     The notes will be offered on a continuing basis and will mature on a day nine months or more from the date of issue, as selected by the purchaser and agreed to by Doral Financial. Interest-bearing notes will bear interest at either fixed or floating rates as specified in the applicable pricing supplement. Notes may be issued at significant discounts from their principal amount payable at stated maturity, or on any date before the stated maturity date on which the principal or an installment of principal of a note becomes due and payable, whether by the declaration of acceleration, call for redemption at the option of Doral Financial, repayment at the option of the holder or otherwise (the stated maturity date or such prior date, as the case may be, is referred to as, a "Maturity"). Some notes may not bear interest.

     Unless otherwise indicated in a note and in the applicable pricing supplement, the notes will be denominated in United States dollars and Doral Financial will make payments of principal of, and premium, if any, and interest on, the notes in United States dollars.

     Interest rates, interest rate formulae and other variable terms of the notes are subject to change by Doral Financial from time to time, but no change will affect any note already issued or as to which Doral Financial has accepted an offer to purchase.

     Each note will be issued in fully registered book-entry form or certificated form, in denominations of $1,000 and integral multiples of $1,000, unless otherwise specified in the applicable pricing supplement. Notes in book-entry form may be transferred or exchanged only through a participating member of The Depository Trust Company, also known as DTC, or any other depository as is identified in an applicable pricing supplement. See
"-- Book-Entry Notes". Registration of transfer of notes in certificated form will be made at the corporate trust office of the applicable trustee. There will be no service charge for any registration of transfer or exchange of notes, but Doral Financial may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange, other than exchanges pursuant to the Indentures not involving any transfer.

     Doral Financial will make payments of principal of, and premium and interest, if any, on notes in book-entry form through the applicable trustee to the depository or its nominee. See "-- Book-Entry Notes". Unless otherwise specified in the applicable pricing supplement, a beneficial owner of notes in book-entry form that are denominated in a currency other than United States dollars (a "Specified Currency") electing to receive payments of principal or any premium or interest in that Specified Currency must notify the participant of DTC through which its interest is held on or before the applicable regular record date, in the case of a payment of interest, and on or before the sixteenth day, whether or not a Business Day, as defined below, before its stated maturity, in the case of principal or premium, of the beneficial owner's election to receive all or a portion of any payment in a Specified Currency. The participant must notify the depository of any election on or before the third Business Day after the regular record date. The depository will notify the paying agent of the election on or before the fifth Business Day after the regular record date. If complete instructions are received by the participant and forwarded to the depository, and forwarded by the depository to the paying agent, on or before the relevant dates, the beneficial owner of the notes in book-entry form will receive payments in the Specified Currency.

     In the case of notes in certificated form, Doral Financial will make payment of principal or premium, if any, at the Maturity of each note in immediately available funds upon presentation of the note and, in the case of any repayment on an optional repayment date, upon submission of a duly completed election form if and as required by the provisions described below, at the corporate trust office of the applicable trustee in the Borough of Manhattan, The City of New York, or at any other place as Doral Financial may designate. Payment of interest due at Maturity will be made to the person to whom payment of the principal of the note in certificated form will be made. Payment of interest due on notes in certificated form other than at Maturity will be made at the corporate trust office of the trustee or, at the option of Doral Financial, may be made by check mailed to the address of the person entitled to receive payment as the address shall appear in the security register. Notwithstanding the immediately preceding sentence, a holder of $1,000,000 or more in aggregate principal amount of notes in certificated form, whether having identical or different terms and provisions, having the same interest payment dates will, at the option of Doral Financial, be entitled to receive interest payments, other than at Maturity, by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the trustee not less than 15 days prior to the applicable interest payment date. Any wire instructions received by the trustee shall remain in effect until revoked by the holder.

     "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to non-United States dollar-denominated notes, the day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center, as defined below, of the country issuing the Specified Currency or, if the Specified Currency is Euro, the day is also a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) System is open; provided, further, that, with respect to notes as to which LIBOR is an applicable Interest Rate Basis, the day is also a London Business Day. "London Business Day" means a day on which commercial banks are open for business, including dealings in the Index Currency, as defined below, in London.

     "Principal Financial Center" means, unless otherwise specified in the applicable pricing supplement,

     (1) the capital city of the country issuing the Specified Currency, except that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, South African rand and Swiss francs, the "Principal Financial Center" will be The City of New York, Sydney and Melbourne, Toronto, Frankfurt, Amsterdam, Johannesburg and Zurich, respectively, or

     (2) the capital city of the country to which the LIBOR Currency relates, except that with respect to United States dollars, Canadian dollars, Deutsche marks, Dutch guilders, Portuguese escudos, South African rand and Swiss francs, the "Principal Financial Center" will be The City of New York, Toronto, Frankfurt, Amsterdam, London, Johannesburg and Zurich, respectively.

TRANSACTION AMOUNT

     Interest rates offered by Doral Financial with respect to the notes may differ depending upon, among other things, the aggregate principal amount of notes purchased in any transaction. Doral Financial may offer notes with similar variable terms but different interest rates concurrently at any time. Doral Financial may also concurrently offer notes having different variable terms to different investors.

REDEMPTION AT THE OPTION OF DORAL FINANCIAL

     The notes will not be subject to any sinking fund. Doral Financial may redeem the notes at its option prior to their stated maturity only if an initial redemption date is specified in the applicable notes and in the applicable pricing supplement. If so indicated in the applicable pricing supplement, Doral Financial may redeem the notes at its option on any date on and after the applicable initial redemption date specified in the applicable pricing supplement. On and after the initial redemption date, if any, Doral Financial may redeem the related note at any time in whole or from time to time in part at its option at the applicable redemption price referred to below together with interest on the principal of the applicable note payable to the redemption date, on notice given, unless otherwise specified in the applicable pricing supplement, not more than 60 nor less than 30 days before the redemption date. Doral Financial will redeem the notes in increments of $1,000, provided that any remaining principal amount will be an authorized denomination of the applicable note. Unless otherwise specified in the applicable pricing supplement, the redemption price with respect to a note will initially mean a percentage, the initial redemption percentage, of the principal amount of the note to be redeemed specified in the applicable pricing supplement and shall decline at each anniversary of the initial redemption date by a percentage specified in the applicable pricing supplement, of the principal amount to be redeemed until the redemption price is 100% of the principal amount.

REPAYMENT AT THE OPTION OF THE HOLDER

     If so indicated in an applicable pricing supplement, Doral Financial will repay the notes in whole or in part at the option of the holders of the notes on any optional repayment date specified in the applicable pricing supplement. If no optional repayment date is indicated with respect to a note, it will not be repayable at the option of the holder before its stated maturity. Any repayment in part will be in an amount equal to $1,000 or integral multiples of $1,000, provided that any remaining principal amount will be an authorized denomination of the applicable note. The repurchase price for any note so repurchased will be 100% of the principal amount to be repaid, together with interest on the principal of the applicable note payable to the date of repayment. For any note to be repaid, the applicable trustee must receive, at its office maintained for such purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the applicable trustee, not more than 60 nor less than 30 days before the optional repayment date:

     - in the case of a note in certificated form, the note and the form entitled "Option to Elect Repayment" duly completed, or

     - in the case of a note in book-entry form, instructions to that effect from the applicable beneficial owner of the notes to the depository and forwarded by the depository.

Notices of elections from a holder to exercise the repayment option must be received by the applicable trustee by 5:00 p.m., New York City time, on the last day for giving such notice. Exercise of the repayment option by the holder of a note will be irrevocable.

     Only the depository may exercise the repayment option in respect of global securities representing notes in book-entry form. Accordingly, beneficial owners of global securities that desire to have all or any portion of the notes in book-entry form represented by global securities repaid must instruct the participant through which they own their interest to direct the depository to exercise the repayment option on their behalf by forwarding the repayment instructions to the applicable trustee as discussed above. In order to ensure that the instructions are received by the applicable trustee on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of notes in book-entry form should consult the participants through which they own their interest for the respective deadlines. All instructions given to participants from beneficial owners of notes in book-entry form relating to the option to elect repayment will be irrevocable. In addition, at the time instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer its interest in the global security or securities representing the related notes in book-entry form, on the depository's records, to the trustee. See "-- Book-Entry Notes."

     If applicable, Doral Financial will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules promulgated thereunder and any other securities laws or regulations in connection with any repayment at the option of the holder.

     Doral Financial may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by Doral Financial may, at the discretion of Doral Financial, be held, resold or surrendered to the trustee for cancellation.

INTEREST

     Each note will bear interest from the date of issue at the rate per annum or, in the case of a floating rate note, pursuant to the interest rate formula stated in the applicable note and in the applicable pricing supplement until the principal of the note is paid or made available for payment. Interest will be payable in arrears on each interest payment date specified in the applicable pricing supplement on which an installment of interest is due and payable and at Maturity. The first payment of interest on any note originally issued between a regular record date and the related interest payment date will be made on the interest payment date immediately following the next succeeding regular record date to the registered holder on the next succeeding regular record date. The regular record date will be the fifteenth calendar day, whether or not a Business Day, immediately preceding the related interest payment date.

     FIXED RATE NOTES

     Unless otherwise specified in an applicable pricing supplement, each fixed rate note will bear interest from, and including, the date of issue, at the rate per annum stated on the face of the note until the principal amount of the note is paid or made available for payment. Interest payments on fixed rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or from and including the date of issue, if no interest has been paid with respect to the applicable fixed rate notes, to, but excluding, the related interest payment date or Maturity, as the case may be. Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

     Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be payable semiannually on May 15 and November 15 of each year and at Maturity. If any interest payment date or the Maturity of a fixed rate note falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date the applicable payment was due, and no interest will accrue on the amount payable for the period from and after the interest payment date or Maturity, as the case may be.

     FLOATING RATE NOTES

     Interest on floating rate notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may be one or more of:

     - the CD Rate,

     - the CMT Rate,

     - the Commercial Paper Rate,

     - the Eleventh District Cost of Funds Rate,

     - the Federal Funds Rate,

     - LIBOR,

     - the Prime Rate,

     - the Treasury Rate, or

     - any other Interest Rate Basis or interest rate formula that is specified in the applicable pricing supplement.

     A floating rate note may bear interest with respect to two or more Interest Rate Bases.

     TERMS. Each applicable pricing supplement will specify the terms of the floating rate note being delivered, including:

     - whether the floating rate note is

     - a "Regular Floating Rate Note,"

     - a "Inverse Floating Rate Note" or

     - a "Floating Rate/Fixed Rate Note,"

     - the Interest Rate Basis or Bases,

     - the Initial Interest Rate,

     - the Interest Reset Dates,

     - the interest payment dates,

     - the period to maturity of the instrument or obligation with respect to which the Interest Rate Basis or Bases will be calculated (the "Index Maturity"),

     - the Maximum Interest Rate and Minimum Interest Rate, if any,

     - the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases (the "Spread"),

     - the percentage of the related Interest Rate Basis or Bases by which the Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate (the "Spread Multiplier"),

     - if one or more of the specified Interest Rate Bases is LIBOR, the LIBOR Currency, the Index Maturity and the Designated LIBOR Page, and

     - if one or more of the specified Interest Rate Bases is the CMT Rate, the Designated CMT Telerate Page and Designated CMT Maturity Index.

     The interest rate borne by the floating rate Notes will be determined as follows:

     Regular Floating Rate Notes. Unless a floating rate note is designated as a Floating Rate/Fixed Rate Note, an Inverse Floating Rate Note or as having an Addendum attached or as having "Other Provisions" apply relating to a different interest rate formula, it will be a "Regular Floating Rate Note" and, except as described below or in an applicable pricing supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

     - plus or minus the applicable Spread, if any, and/or

     - multiplied by the applicable Spread Multiplier, if any.

     Commencing on the first Interest Reset Date, the rate at which interest on the Regular Floating Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

     Floating Rate/Fixed Rate Notes. If a floating rate note is designated as a "Floating Rate/Fixed Rate Note," it will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

     - plus or minus the applicable Spread, if any, and/or

     - multiplied by the applicable Spread Multiplier, if any. Commencing on the first Interest Reset Date, the rate at which interest on the applicable Floating Rate/Fixed Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that:

     - the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate, and

     - the interest rate in effect commencing on, and including, the date on which interest begins to accrue on a fixed rate basis to Maturity will be the Fixed Interest Rate, if the rate is specified in the applicable pricing supplement, or if no Fixed Interest Rate is specified, the interest rate in effect on the Floating Rate/Fixed Rate Note on the day immediately preceding the date on which interest begins to accrue on a fixed rate basis.

     Inverse Floating Rate Notes. If a floating rate note is designated as an "Inverse Floating Rate Note," except as described below, it will bear interest equal to the Fixed Interest Rate specified in the related pricing supplement minus the rate determined by reference to the applicable Interest Rate Basis or
Bases:

     - plus or minus the applicable Spread, if any, and/or

     - multiplied by the applicable Spread Multiplier, if any; provided, however, that unless otherwise specified in the applicable pricing supplement, the interest rate on the applicable Inverse Floating Rate Note will not be less than zero percent. Commencing on the first Interest Reset Date, the rate at which interest on the applicable Inverse Floating Rate Note is payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

     Each Interest Rate Basis shall be the rate determined in accordance with the applicable provisions below. Except as set forth above, the interest rate in effect on each day will be:

     - if the day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as defined below) immediately preceding the applicable Interest Reset Date or

     - if the day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the applicable Interest Reset Date.

     Interest Reset Dates. The applicable pricing supplement will specify the dates on which the interest rate on the related floating rate note will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable pricing supplement, the Interest Reset Date will be, in the case of floating rate notes which reset:

     - daily -- each Business Day;

     - weekly -- the Wednesday of each week, with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below;

     - monthly -- the third Wednesday of each month, with the exception of monthly reset Floating Rate Notes as to which the Eleventh District Cost of Funds Rate is an applicable Interest Rate Basis, which will reset on the first calendar day of the month;

     - quarterly -- the third Wednesday of March, June, September and December of each year;

     - semiannually -- the third Wednesday of the two months specified in the applicable pricing supplement; and

     - annually -- the third Wednesday of the month specified in the applicable pricing supplement;

provided, however, that with respect to Floating Rate/Fixed Rate Notes, the rate of interest will not reset after the applicable date on which interest on a fixed rate basis begins to accrue.

     If any Interest Reset Date for any floating rate note would otherwise be a day that is not a Business Day, the applicable Interest Reset Date will be postponed to the next succeeding day that is a Business Day, except that in the case of a floating rate note as to which LIBOR is an applicable Interest Rate Basis, if the Business Day falls in the next succeeding calendar month, then the Interest Reset Date will be the immediately preceding Business Day. In addition, in the case of a floating rate note for which the Treasury Rate is an applicable Interest Rate Basis if the Interest Determination Date would otherwise fall on an Interest Reset Date, then the applicable Interest Reset Date will be postponed to the next succeeding Business Day.

     Maximum and Minimum Interest Rates. A floating rate note may also have either or both of the following:

     - a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any interest period (a "Maximum Interest Rate"), and

     - a minimum numerical limitation, or floor, on the rate at which interest may accrue during any period (a "Minimum Interest Rate").

     Notwithstanding the above provisions, the interest rate on floating rate notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest, subject to certain exceptions, for any loan in an amount less than $250,000, is 16%, and for any loan in the amount of $250,000 or more but less than $2,500,000, is 25%, per annum on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

     Interest Payments. Each applicable pricing supplement will specify the dates on which interest will be payable. Each floating rate note will bear interest from the date of issue at the rates specified in the applicable floating rate note until the principal of the applicable note is paid or otherwise made available for payment. Except as provided below or in the applicable pricing supplement, the interest payment dates with respect to floating rate notes will be, in the case of floating rate notes which reset:

     - daily, weekly or monthly -- the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

     - quarterly -- the third Wednesday of March, June, September and December of each year;

     - semiannually -- the third Wednesday of the two months of each year specified in the applicable pricing supplement;

     - annually -- the third Wednesday of the month of each year specified in the applicable pricing supplement; and

     - at Maturity.

     If any interest payment date for any floating rate note, other than an interest payment date at Maturity, would otherwise be a day that is not a Business Day, the interest payment date will be postponed to the next succeeding day that is a Business Day except that in the case of a floating rate note as to which LIBOR is an applicable Interest Rate Basis, if the Business Day falls in the next succeeding calendar month, the applicable interest payment date will be the immediately preceding Business Day. If the Maturity of a floating rate note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the Maturity.

     All percentages resulting from any calculation on floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545%, or .09876545, would be rounded to 9.87655%, or .0987655. All dollar amounts used in or resulting from any calculation on floating rate notes will be rounded to the nearest cent with one-half cent being rounded upward.

     Interest payments on floating rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or from and including the date of issue, if no interest has been paid, to but excluding the related interest payment date or Maturity.

     With respect to each floating rate note, accrued interest is calculated by multiplying its face amount by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated.

     - In the case of notes for which the Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by 360.

     - In the case of notes for which the Interest Rate Basis is the CMT Rate or the Treasury Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by the actual number of days in the year.

     - The interest factor for notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied.

     Interest Determination Dates. The interest rate applicable to each interest reset period commencing on the Interest Reset Date with respect to that interest reset period will be the rate determined as of the applicable "Interest Determination Date."

     - The Interest Determination Date with respect to the CD Rate, the CMT Rate and the Commercial Paper Rate will be the second Business Day preceding each Interest Reset Date for the related note.

     - The Interest Determination Date with respect to the Federal Funds Rate and the Prime Rate will be the Business Day immediately preceding each Interest Reset Date.

     - The Interest Determination Date with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding each Interest Reset Date on which the Federal Home Loan Bank of San Francisco publishes the Index, as defined below.

     - The Interest Determination Date with respect to LIBOR will be the second London Business Day preceding each Interest Reset Date.

     - The Interest Determination Date with respect to the Treasury Rate will be the day in the week in which the related Interest Reset Date falls on which day Treasury Bills, as defined below, are normally auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday; provided, however, that if an auction is held on the Friday of the week preceding the related Interest Reset Date, the related Interest Determination Date will be the preceding Friday; and provided, further, that if an auction falls on any Interest Reset Date, then the related Interest Reset Date will instead be the first Business Day following the auction.

     - The Interest Determination Date pertaining to a floating rate note the interest rate of which is determined with reference to two or more Interest Rate Bases will be the latest Business Day which is at least two Business Days before the applicable Interest Reset Date for the applicable floating rate note on which each Interest Reset Basis is determinable. Each Interest

       Rate Basis will be determined on the Interest Determination Date, and the applicable interest rate will take effect on the related Interest Reset Date.

     Calculation Date. Unless otherwise provided in the applicable pricing supplement, the trustee under the applicable indenture will be the calculation agent. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to that floating rate note. Unless otherwise specified in the applicable pricing supplement, the calculation date, if applicable, pertaining to any Interest Determination Date will be the earlier of:

     - the tenth calendar day after the applicable Interest Determination Date, or, if the tenth calendar day is not a Business Day, the next succeeding Business Day or

     - the Business Day preceding the applicable Interest Payment Date or Maturity, as the case may be.

     CD RATE. CD Rate Notes will bear interest at the rates, calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable CD Rate Notes and in any applicable pricing supplement.

     "CD Rate" means:

     (1) the rate on the applicable Interest Determination Date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable pricing supplement published in H.15(519) under the heading "CDs (secondary market)," or

     (2) if the rate referred to in clause (1) above is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity specified in the applicable pricing supplement as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "CDs (secondary market)," or

     (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on the applicable Interest Determination Date, of three leading non-bank dealers in negotiable United States dollar certificates of deposit in The City of New York selected by the calculation agent for negotiable United States dollar certificates of deposit of major United States money center banks for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement in an amount that is representative for a single transaction in that market at that time, or

     (4) if the dealers selected by the calculation agent are not quoting as mentioned in clause (3) above, the CD rate in effect on the applicable Interest Determination Date.

     "H.15(519)" means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

     CMT RATE. CMT Rate Notes will bear interest at the rates, calculated with reference to the CMT Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable CMT Rate Notes and in any applicable pricing supplement.

     "CMT Rate" means:

     (1) the rate displayed on the Designated CMT Telerate Page under the caption "...Treasury Constant Maturities... Federal Reserve Board Release H.15... Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for:

        (a) if the Designated CMT Telerate Page is 7051, the rate on the applicable Interest Determination Date, and

        (b) if the Designated CMT Telerate Page is 7052, the weekly or the monthly average, as specified in the applicable pricing supplement, for the week or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the related Interest Determination Date falls, or

     (2) if the rate referred to in clause (1) is no longer displayed on the relevant page or is not so displayed by 3:00 P.M., New York City time, on the related calculation date, the treasury constant maturity rate for the Designated CMT Maturity Index published in H.15(519), or

     (3) if the rate referred to in clause (2) is no longer published or is not published by 3:00 P.M., New York City time, on the related calculation date, the treasury constant maturity rate for the Designated CMT Maturity Index, or other United States Treasury rate for the Designated CMT Maturity Index, for the applicable Interest Determination Date with respect to the applicable Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519), or

     (4) if the rate referred to in clause (3) is not so published by 3:00 P.M., New York City time, on the applicable calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as a yield to maturity, based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York, which may include the agent or its affiliates (each, a "Reference Dealer"), selected by the calculation agent from five Reference Dealers selected by the calculation agent after eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year, or

     (5) if the calculation agent is unable to obtain three applicable Treasury Note quotations as referred to in clause (4), the rate on the applicable Interest Determination Date calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three Reference Dealers in The City of New York selected by the calculation agent from five Reference Dealers selected by the calculation agent after eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for

         Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million, or

     (6) if three or four and not five of Reference Dealers are quoting as referred to in clause (5) above, the rate will be calculated by the calculation agent as the arithmetic mean of the offered rates obtained and neither the highest nor the lowest of quotes will be eliminated, or

     (7) if fewer than three Reference Dealers selected by the calculation agent are quoting as mentioned in clause (6), the rate in effect on the applicable Interest Determination Date.

          If two Treasury Notes with an original maturity as described in clause
     (5) have remaining terms to maturity equally close to the Designated CMT Maturity Index, the calculation agent will obtain from five Reference Dealers quotations for the Treasury Notes with the shorter remaining term to maturity.

     "Designated CMT Telerate Page" means the display on Bridge Telerate, Inc. or any successor service on the page specified in the applicable pricing supplement or any other page as may replace the specified page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519), or, if no page is specified in the applicable pricing supplement, page 7052.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities, either 1, 2, 3, 5, 7, 10, 20 or 30 years, specified in the applicable pricing supplement with respect to which the CMT Rate will be calculated or, if no maturity is specified in the applicable pricing supplement, 2 years.

     COMMERCIAL PAPER RATE. Commercial Paper Rate Notes will bear interest at the rates, calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Commercial Paper Rate Notes and in any applicable pricing supplement.

     "Commercial Paper Rate" means:

     (1) the Money Market Yield on the applicable Interest Determination Date of the rate for commercial paper having the Index Maturity specified in the applicable pricing supplement published in H.15(519) under the caption "Commercial Paper-Nonfinancial," or

     (2) if the rate described in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date for commercial paper having the Index Maturity specified in the applicable pricing supplement published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Commercial Paper-Nonfinancial," or

     (3) if the rate is referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on the applicable Interest Determination Date of three leading dealers of United States dollar commercial paper in The City of New York, which may include the agent and its affiliates, selected by the calculation agent for commercial paper having the Index Maturity specified in the applicable pricing supplement placed for industrial issuers whose bond rating is "Aa," or the equivalent, from a nationally recognized statistical rating organization, or

     (4) if the dealers selected by the calculation agent are not quoting as mentioned in clause (3), the rate in effect on the applicable Interest Determination Date.

     "Money Market Yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

    Money Market Yield   =      D X 360       X   100
                             --------------
                             360 - (D X M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     ELEVENTH DISTRICT COST OF FUNDS RATE. Eleventh District Cost of Funds Rate Notes will bear interest at the rates, calculated with reference to the Eleventh District Cost of Funds Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Eleventh District Cost of Funds Rate Notes and in any applicable pricing supplement.

     "Eleventh District Cost of Funds Rate" means:

     (1) the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which the applicable Interest Determination Date falls as set forth under the caption "11th District" on the display on Bridge Telerate, Inc. or any successor service on page 7058 or any other page as may replace the specified page on that service ("Telerate Page 7058") as of 11:00 A.M., San Francisco time, on the applicable Interest Determination Date, or

     (2) if the rate referred to in clause (1) does not appear on Telerate Page 7058 on the related Interest Determination Date, the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the Federal Home Loan Bank of San Francisco as the cost of funds for the calendar month immediately preceding the applicable Interest Determination Date, or

     (3) if the Federal Home Loan Bank of San Francisco fails to announce the Index on or before the applicable Interest Determination Date for the calendar month immediately preceding the applicable Interest Determination Date, the rate in effect on the applicable Interest Determination Date.

     FEDERAL FUNDS RATE. Federal Funds Rate Notes will bear interest at the rates, calculated with reference to the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Federal Funds Rate Notes and in any applicable pricing supplement.

     "Federal Funds Rate" means:

     (1) the rate on the applicable Interest Determination Date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)," as displayed on Bridge Telerate, Inc. or any successor service on page 120 or any other page as may replace the applicable page on that service ("Telerate Page 120"), or

     (2) if the rate referred to in clause (1) does not appear on Telerate Page 120 or is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date for United States dollar federal funds published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "Federal Funds/Effective Rate," or

     (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agent or its affiliates, selected by the calculation agent before 9:00 A.M., New York City time, on the applicable Interest Determination Date, or

     (4) if the brokers selected by the calculation agent are not quoting as mentioned in clause (3), the rate in effect on the applicable Interest Determination Date.

     LIBOR. LIBOR Notes will bear interest at the rates, calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, specified in the applicable LIBOR Notes and in any applicable pricing supplement.

     "LIBOR" means:

     (1) if "LIBOR Telerate" is specified in the applicable pricing supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, LIBOR will be the rate for deposits in the LIBOR Currency, as defined below, having the Index Maturity specified in the applicable pricing supplement, commencing on the second London Business Day immediately following that Interest Determination Date that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on the applicable Interest Determination Date, or

     (2) if "LIBOR Reuters" is specified in the applicable pricing supplement, LIBOR will be the arithmetic mean of the offered rates for deposits in the LIBOR Currency having the Index Maturity specified in the applicable pricing supplement, commencing on the second London Business Day immediately following that Interest Determination Date, that appear, on the Designated LIBOR Page specified in the applicable pricing supplement as of 11:00 A.M., London time, on the applicable Interest Determination Date; provided that if the Designated LIBOR Page by its terms provides only for a single rate, then the single rate will be used, or

     (3) with respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, in the case of clause (1), or no rate appears, in the case of clause (2), on the designated LIBOR Page, the rate calculated by the calculation agent as the arithmetic mean of at least two quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks, which may include affiliates of an agent, in the London interbank market to provide the calculation agent with its offered quotation for deposits in the LIBOR Currency for the period of the Index Maturity specified in the applicable pricing supplement, commencing on the second London Business Day immediately following the applicable Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the applicable Interest Determination Date and in a principal amount that is representative for a single transaction in the applicable LIBOR Currency in that market at that time, or

     (4) if fewer than two quotations referred to in clause (3) are so provided, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial

         Center(s), on the applicable Interest Determination Date by three major banks, which may include affiliates of the agent, in the applicable Principal Financial Center selected by the calculation agent for loans in the LIBOR Currency to leading European banks, having the Index Maturity specified designated in the applicable pricing supplement and in a principal amount that is representative for a single transaction in the applicable LIBOR Currency in that market at that time, or

     (5) if the banks so selected by the calculation agent are not quoting as mentioned in clause (4), the rate in effect on the applicable Interest Determination Date.

         "LIBOR Currency" means the currency specified in the applicable pricing supplement as to which LIBOR will be calculated or, if no currency is specified in the applicable pricing supplement, United States dollars.

     "Designated LIBOR Page" means either:

     - if "LIBOR Telerate" is designated in the applicable pricing supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on Bridge Telerate, Inc. or any successor service on the page specified in such pricing supplement or any page as may replace the specified page on that service for the purpose of displaying the London interbank rates of major banks for the applicable LIBOR Currency, or

     - if "LIBOR Reuters" is specified in the applicable pricing supplement, the display on the Reuter Monitor Money Rates Service or any successor service on the page specified in the applicable pricing supplement or any other page as may replace the specified page on that service for the purpose of displaying the London interbank rates of major banks for the applicable LIBOR Currency.

     PRIME RATE. Prime Rate Notes will bear interest at the rates, calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Prime Rate Notes and any applicable pricing supplement.

     "Prime Rate" means:

     (1) the rate on the applicable Interest Determination Date as published in H.15(519) under the heading "Bank Prime Loan," or

     (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate under the caption "Bank Prime Loan," or

     (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the arithmetic mean of the rates of interest publicly announced by at least four banks that appear on the Reuters Screen US PRIME 1 Page as the particular bank's prime rate or base lending rate as of 11:00 A.M., New York City time, on the applicable Interest Determination Date, or

     (4) if fewer than four rates described in clause (3) are shown on Reuters Screen US PRIME 1 Page by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the applicable

         Interest Determination Date by three major banks, which may include affiliates of the agent, in The City of New York selected by the calculation agent, or

     (5) if the banks selected by the calculation agent are not quoting as mentioned in clause (4), the rate in effect on the applicable Interest Determination Date.

     "Reuters Screen US PRIME 1 Page" means the display on the Reuter Monitor Money Rates Service or any successor service on the "US PRIME 1" Page or other page as may replace the US PRIME 1 Page on such service for the purpose of displaying prime rates or base lending rates of major United States banks.

     TREASURY RATE. Treasury Rate Notes will bear interest at the rates, calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, specified in the applicable Treasury Rate Notes and in any applicable pricing supplement.

     "Treasury Rate" means:

     (1) the rate from the auction held on the applicable Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable pricing supplement under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc. or any successor service on page 56 or any other page as may replace page 56 on that service ("Telerate Page 56") or page 57 or any other page as may replace page 57 on that service ("Telerate Page 57"), or

     (2) if the rate described in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the Bond Equivalent Yield of the rate for the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Auction High," or

     (3) if the rate described in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills announced by the United States Department of the Treasury, or

     (4) in the event that the rate referred to in clause (3) is not announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the applicable Interest Determination Date of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market," or

     (5) if the rate referred to in clause (4) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market," or

     (6) if the rate referred to in clause (5) is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on the applicable Interest Determination Date calculated by the calculation agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date, of three primary United States government securities dealers, which may include the agent or its affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable pricing supplement, or

     (7) if the dealers selected by the calculation agent are not quoting as mentioned in clause (6), the rate in effect on the applicable Interest Determination Date.

     "Bond Equivalent Yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

               Bond Equivalent Yield =       D x N       x 100
                                        -------------
                                        360 - (D x M)

where "D" refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

OTHER PROVISIONS; ADDENDA

     Any provisions with respect to an issue of notes, including the determination of one or more Interest Rate Bases, the specification of one or more Interest Rate Bases, the calculation of the interest rate applicable to a floating rate note, the applicable interest payment dates, the stated maturity date, any redemption or repayment provisions or any other matter relating to the applicable notes may be modified by the terms as specified under "Other Provisions" on the face of the applicable notes or in an Addendum relating to the applicable notes, if so specified on the face of the applicable notes and in the applicable pricing supplement.

ORIGINAL ISSUE DISCOUNT NOTES

     Doral Financial may from time to time offer notes at a price less than their stated redemption price at Maturity. If the difference between the issue price of the notes and their stated redemption price at maturity exceeds a de minimus amount, the notes will be treated as if they were issued with original issue discount for federal income tax purposes ("Original Issue Discount Notes"). Original Issue Discount Notes may currently pay no interest or interest at a rate which at the time of issuance is below market rates. Additional considerations relating to any Original Issue Discount Notes will be described in the applicable pricing supplement.

AMORTIZING NOTES

     Doral Financial may from time to time offer notes ("Amortizing Notes"), with amounts of principal and interest payable in installments over the term of the notes. Unless otherwise specified in the applicable pricing supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable on the Amortizing Notes and then to the reduction of the unpaid principal amount of the Amortizing Notes. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be provided in the applicable pricing supplement. A table setting forth repayment information in respect of each Amortizing Note will be included in the applicable note and the applicable pricing supplement.

BOOK-ENTRY NOTES

     DESCRIPTION OF THE GLOBAL SECURITIES

     Upon issuance, all notes in book-entry form having the same date of issue, Maturity and otherwise having identical terms and provisions will be represented by one or more fully registered global notes (the "Global Notes"). Each Global Note will be deposited with, or on behalf of, The

Depository Trust Company as depository registered in the name of the depository or a nominee of the depository. Unless and until it is exchanged in whole or in part for notes in certificated form, no Global Note may be transferred except as a whole by the depository to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any such nominee to a successor of the depository or a nominee of the successor.

     DTC PROCEDURES

     The following is based on information furnished by the depository:

     The depository will act as securities depository for the notes in book-entry form. The notes in book-entry form will be issued as fully registered securities registered in the name of Cede & Co., the depository's partnership nominee. One fully registered Global Note will be issued for each issue of notes in book-entry form, each in the aggregate principal amount of the issue, and will be deposited with the depository. If, however, the aggregate principal amount of any issue exceeds $200,000,000, one Global Note will be issued with respect to each $200,000,000 of principal amount and an additional Global Note will be issued with respect to any remaining principal amount of the issue.

     The depository is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The depository holds securities that its participants deposit with the depository. The depository also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of the depository include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depository is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depository's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the depository and its participants are on file with the SEC.

     Purchasers of notes in book-entry form under the depository's system must be made by or through direct participants, which will receive a credit for those notes in book-entry form on the depository's records. The ownership interest of each actual purchaser of each note in book-entry form represented by a Global
Note is, in turn, to be recorded on the records of direct participants and indirect participants. Beneficial owners in book-entry form will not receive written confirmation from the depository of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in a Global Note representing notes in book-entry form are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of a Global Note representing notes in book-entry form will not receive notes in certificated form representing their ownership interests therein, except in the event that use of the book-entry system for such notes in book-entry form is discontinued.

     To facilitate subsequent transfers, all Global Notes representing notes in book-entry form which are deposited with, or on behalf of, the depository are registered in the name of the depository's nominee, Cede & Co. The deposit of Global Notes with, or on behalf of, the depository and their registration in the name of Cede & Co. effect no change in beneficial ownership. The depository has no knowledge of the actual beneficial owners of the Global Notes representing the notes in book-entry form; the depository's records reflect only the identity of the direct participants to whose accounts such notes in book-entry form are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by the depository to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither the depository nor Cede & Co. will consent or vote with respect to the Global Notes representing the notes in book-entry form. Under its usual procedures, the depository mails an omnibus proxy to Doral Financial as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants, identified in a listing attached to the omnibus proxy, to whose accounts the notes in book-entry form are credited on the applicable record date.

     Doral Financial will make principal, premium, if any, and/or interest, if any, payments on the Global Notes representing the notes in book-entry form in immediately available funds to the depository. The depository's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depository's records unless the depository has reason to believe that it will not receive payment on the applicable payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the applicable participant and not of the depository, the trustee or Doral Financial, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the depository is the responsibility of Doral Financial and the trustee, disbursement of payments to direct participants will be the responsibility of the depository, and disbursement of payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

     If applicable, redemption notices shall be sent to Cede & Co. If less than all of the notes in book-entry form of like tenor and terms are being redeemed, the depository's practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

     A beneficial owner will give notice of any option to elect to have its notes in book-entry form repaid by Doral Financial, through its participant, to the applicable trustee, and will effect delivery of the applicable notes in book-entry form by causing the direct participant to transfer the participant's interest in the Global Note notes in book-entry form, on the depository's records, to the trustee.

     The depository may discontinue providing its services as securities depository with respect to the notes in book-entry form at any time by giving reasonable notice to Doral Financial or the applicable trustee. In the event that a successor securities depository is not obtained, notes in certificated form are required to be printed and delivered.

     Doral Financial may decide to discontinue use of the system of book-entry transfers through the depository or a successor securities depository. In that event, notes in certificated form will be printed and delivered.

     The laws of some states may require that certain purchasers of securities take physical delivery of securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Global Notes.

     So long as the depository, or its nominee, is the registered owner of a Global Note, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the Indentures. Except as provided below, beneficial owners of a Global Note will not be entitled to have the notes represented by a Global Note registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders thereof under the applicable indenture. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of the depository and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the applicable indenture. Doral Financial understands that under existing industry practices, in the event that Doral Financial requests any action of holders or that an owner of a beneficial interest in a Global Note desires to give or take any action which a holder is entitled to give or take under the applicable indenture, the depository would authorize the participants holding the relevant beneficial interests to give or take the desired action, and the participants would authorize beneficial owners owning through the participants to give or take the desired action or would otherwise act upon the instructions of beneficial owners.

     The depository's management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." The depository has informed its participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and interest payments) to securityholders, book-entry deliveries, and settlement of trades within the depository continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the depository's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, the depository's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as the depository's direct and indirect participants, third party vendors from whom the depository licenses software and hardware, and third party vendors on whom the depository relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The depository has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom the depository acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, the depository is in the process of developing such contingency plans as it deems appropriate.

     EXCHANGE FOR NOTES IN CERTIFICATED FORM

     If:

     (a) the depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by Doral Financial within 90 days,

     (b) Doral Financial executes and delivers to the trustee a company order to the effect that the Global Notes shall be exchangeable, or

     (c) an Event of Default has occurred and is continuing with respect to the notes,

the Global Note or Global Notes will be exchangeable for notes in certificated form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples of $1,000. The certificated notes will be registered in the name or names as the depository instructs the applicable trustee. It is expected that instructions may be based upon directions received by the depository from participants with respect to ownership of beneficial interests in Global Notes.

     The information in this section concerning the depository and the depository's system has been obtained from sources that Doral Financial believes to be reliable, but Doral Financial takes no responsibility for the accuracy of the information.

                     UNITED STATES FEDERAL INCOME TAXATION

     The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, including changes in effective dates, or possible differing interpretations. It deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers, except where otherwise specifically noted. Persons considering the purchase of the notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

     As used in this prospectus, the term "U.S. Holder" means a beneficial owner of a note that is for United States Federal income tax purposes:

     (1) a citizen or resident of the United States,

     (2) a corporation or a partnership (including an entity treated as a corporation or a partnership for United States Federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise),

     (3) an estate whose income is subject to United States Federal income tax regardless of its source,

     (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or

     (5) any other person whose income or gain in respect of a note is effectively connected with the conduct of a United States trade or business.

Certain trusts not described in clause (4) above in existence on August 20, 1996 that elect to be treated as a United States person will also be a U.S. Holder for purposes of the following discussion. As used herein, the term "non-U.S. Holder" means a beneficial owner of a note that is not a U.S. Holder.

U.S. HOLDERS

     PAYMENTS OF INTEREST. Payments of interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

     ORIGINAL ISSUE DISCOUNT. The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of notes issued with original issue discount ("Discount Notes"). The following summary is based upon final Treasury regulations (the "OID Regulations") released by the Internal Revenue Service on January 27, 1994, as amended on June 11, 1996, under the original issue discount provisions of the Code.

     For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a note providing for the payment of any amount other than qualified stated interest (as defined below) prior to maturity, multiplied by the weighted average maturity of the note). The issue price of each note of an issue of notes equals the first price at which a substantial amount of the notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a note is the sum of all payments provided by the note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of the note (e.g., notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on the note or any "true" discount on the note (i.e., the excess of the note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the note would be treated as original issue discount rather than qualified stated interest.

     Payments of qualified stated interest on a note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of a Discount Note must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of the U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount Note is the sum of the daily portions of original issue discount with respect to the Discount Note for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder held the Discount Note. The "daily portion" of original issue discount on any Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between

     - the product of the Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and

     - the amount of any qualified stated interest payments allocable to such accrual period.

The "adjusted issue price" of a Discount Note at the beginning of any accrual period is the sum of the issue price of the Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     A U.S. Holder who purchases a Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Discount Note at an "acquisition premium". Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

     Under the OID Regulations, Floating Rate Notes and Indexed Notes (hereinafter "Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if

     - its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and

     - it provides for stated interest, paid or compounded at least annually, at current values of:

        - one or more qualified floating rates,

        - a single fixed rate and one or more qualified floating rates,

        - a single objective rate, or

        - a single fixed rate and a single objective rate that is a qualified inverse floating rate.

     A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the note. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID

Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

     If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, and if the interest on a Variable Note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on the Variable Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a "true" discount (i.e., at a price below the Variable Note's stated principal amount) in excess of a specified de minimis amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such a Variable Note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to

     (1) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or

     (2) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note.

The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

     In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

     Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

     If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. On June 11, 1996, the Treasury Department issued final regulations (the "CPDI Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments. In general, the CPDI Regulations would cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of current United States Federal income tax law. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI Regulations apply to debt instruments issued on or after August 13, 1996. The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable pricing supplement. Furthermore, any other special United States Federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of notes will be discussed in the applicable pricing supplement.

     Doral Financial may issue notes which:

     - may be redeemable at the option of Doral Financial prior to their stated maturity (a "call option") and/or

     - may be repayable at the option of the holder prior to their stated maturity (a "put option").

Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased notes.

     U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

     FOREIGN-CURRENCY NOTES. The United States Federal income tax consequences of the purchase, ownership and disposition of notes providing for payments denominated in a currency other than U.S. dollars will be more fully described in the applicable pricing supplement.

     SHORT-TERM NOTES. Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

     MARKET DISCOUNT. If a U.S. Holder purchases a note, other than a Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of a Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased the note at a "market discount," unless such market discount is less than a specified de minimis amount.

     Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of:

     - the amount of such payment or realized gain or

     - the market discount which has not previously been included in income and is treated as having accrued on the note at the time of such payment or disposition.

Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS.

     PREMIUM. If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, the U.S. Holder will be considered to have purchased the note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. However, if the note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

     DISPOSITION OF A NOTE. Except as discussed above, upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the U.S. Holder's initial investment in the note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to the note. Such gain or loss generally will be long-term capital gain or loss if the note were held for more than one year. Long-term capital gains of individuals are subject to reduced capital gain rates while short-term capital gains are subject to ordinary income rates. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.

NON-U.S. HOLDERS

     Subject to the discussion of "back-up" withholding below, interest on the notes is currently exempt from United States Federal income taxes, including withholding taxes, if paid to a "non-U.S. Holder", whether or not such non-U.S. Holder is engaged in a trade or business in the United States, unless:

        (i) the corporation is an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Code, or

        (ii) the individual or corporation has an office or other fixed place of business in the United States to which the interest is attributable and the interest is derived in the active conduct of a banking, financing or similar business within the United States.

     Subject to the discussion of back-up withholding below, a non-U.S. Holder will not be subject to United States Federal income tax on any gain realized on the sale or exchange of a Note, provided that such gain is not effectively connected with the conduct by the holder of a United States trade or business and, in the case of a non-U.S. Holder who is an individual, such holder is not present in the United States for a total of 183 days or more during the taxable year in which such gain is realized and certain other conditions are met. The notes are deemed to be situated outside the United States for purposes of the United States federal estate tax and are not includible in the gross estate for purposes of such tax in the case of a nonresident in the United States who was not a citizen of the United States at the time of death.

     BACKUP WITHHOLDING. A 31% "back-up" withholding tax and certain information reporting requirements may apply to payments of principal and interest on the notes made to certain non-corporate holders if such payments are made or are considered made in the United States (including payments on notes made by wire transfer from outside the United States to an account maintained by the holder with the paying agent in the United States). If such payments are considered to have been made in the United States, non-U.S Holders are generally exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from United States Federal income tax) but may be required to comply with certification and identification procedures in order to prove their exemption from the requirements. Similar rules requiring reporting and withholding with respect to gross sale proceeds will apply to a non-U.S. Holder who sells a Note through a United States branch of a broker and information reporting (but not back-up withholding) will apply to a non-U.S. Holder who sells a Note through (a) a non-United States branch of a United States broker, or (b) a non-United States office of a broker that is a controlled foreign corporation for United States tax purposes or that is a person 50% or more of whose income is effectively connected with a United States trade or business for a specified period ("US Connected Broker"), in either case unless the holder proves an exemption from the requirement.

     On October 6, 1997, the Treasury Department released new Treasury Regulations governing these backup withholding and information reporting requirements. The new regulations would not generally alter the treatment of non-U.S. Holders described above. The new regulations are generally effective for payments made after December 31, 2000.

BACKUP WITHHOLDING

     Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information, such as the registered owner's taxpayer identification number, in the required manner.

     Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a note to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either:

     - the broker determines that the seller is a corporation or other exempt recipient or

     - the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met).

     Such a sale must also be reported by the broker to the IRS, unless either:

     - the broker determines that the seller is an exempt recipient or

     - the seller certifies its non-U.S. status (and certain other conditions are met).

Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence. In addition, prospective U.S. Holders are strongly urged to consult their own tax advisors with respect to the New Withholding Regulations. See " United States Federal Income Taxation -- Non-U.S. Holders".

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                  CERTAIN PUERTO RICO INCOME TAX CONSEQUENCES

     The following discussion of certain Puerto Rico income tax consequences to holders of notes with respect to the acquisition, ownership and disposition of the notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. The discussion below does not purport to deal with all aspects of Puerto Rico income taxation that may be relevant to particular investors. Prospective investors are advised to consult their own tax advisors regarding the Puerto Rico income tax consequences of the acquisition, ownership and disposition of the notes and the applicability of the income and withholding tax provisions described below.

INTEREST ON THE NOTES

     Foreign Corporations, Foreign Partnerships and Nonresident Aliens. Under the Puerto Rico Internal Revenue Code of 1994, as amended (the "PR Code"), interest on the notes received by a holder of the notes who is (i) not a citizen of the United States and not a resident of Puerto Rico, or (ii) a foreign corporation or partnership (i.e., not organized under the laws of Puerto Rico) not engaged in a trade or business in Puerto Rico (each, a "Non-Resident Foreign Holder") will be exempt from Puerto Rico income and withholding tax, provided that (a) such Non-Resident Holder is not a "related person" with respect to Doral Financial and (b) the interest on the note is not treated as income effectively connected with a trade or business in Puerto Rico of the Non-Resident Foreign Holder. For this purpose, a "related person" generally will be one that directly or indirectly owns 50% or more in value of the stock of Doral Financial.

     United States Citizens not Residents of Puerto Rico. Interest on the notes received by United States citizens non-residents of Puerto Rico ("Non-Resident U.S. Citizen") is exempt from Puerto Rico income and withholding taxes.

     Treatment of Original Issue Discount under the PR Code. The PR Code does not provide any rules with respect to the treatment to be accorded to the excess, if any, of the amount due at maturity of a note over the initial offering price to the public of such note (the "Excess"). The administrative practice of the Department of the Treasury of Puerto Rico has been to treat the Excess as interest.

SALE, EXCHANGE OR RETIREMENT OF NOTES

     A gain realized by a Non-Resident Foreign Holder from the sale, exchange or retirement of the notes (excluding any part of such gain attributable to an Excess) will not be subject to Puerto Rico income tax if such gain constitutes income from sources outside Puerto Rico and it does not constitute income effectively connected with the conduct of a trade or business in Puerto Rico.

     A gain realized by a Non-Resident U.S. Citizen from the sale, exchange or retirement of the notes (excluding any part of such gain attributable to an Excess) will not be subject to Puerto Rico income tax under the PR Code if such gain constitutes income from sources outside Puerto Rico.

     A gain derived by a holder of the notes from the sale, exchange or retirement of the notes (excluding any part of such gain attributable to an Excess) will constitute income from sources outside Puerto Rico if all rights, title and interest in the notes are transferred outside Puerto Rico and the delivery or surrender of the notes are made to an office of a paying or exchange agent located outside Puerto Rico.

                              PLAN OF DISTRIBUTION

     Doral Financial is offering the notes for sale on a continuing basis through the agents, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bear, Stearns & Co. Inc., who will purchase the notes, as principal, from Doral Financial, for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable agent, or, if so specified in an applicable pricing supplement, for resale at a fixed public offering price. Unless otherwise specified in an applicable pricing supplement, any note sold to an agent as principal will be purchased by that agent at a price equal to 100% of the principal amount of the note less a percentage of the principal amount equal to the commission applicable to an agency sale as described below of a note of identical maturity. If agreed to by Doral Financial and an agent, that agents may utilize its reasonable efforts on an agency basis to solicit offers to purchase the notes at 100% of the principal amount of the notes, unless otherwise specified in an applicable pricing supplement. Doral Financial will pay a commission to the each agent, ranging from .125% to .750% of the principal amount of a note, depending upon its stated maturity or, with respect to a note for which the stated maturity is in excess of 30 years, a commission as agreed upon by Doral Financial and each agent at the time of sale, sold through that agent.

     The agents may sell notes they have purchased from Doral Financial as principal to other dealers for resale to investors, and may allow any portion of the discount received in connection with such purchases from Doral Financial to such dealers. After the initial public offering of notes, the public offering price, in the case of notes to be resold at a fixed public offering price, the concession and the discount allowed to dealers may be changed.

     Doral Financial reserves the right to withdraw, cancel or modify the offer made by this prospectus supplement without notice and may reject orders, in whole or in part, whether placed directly with Doral Financial or through an agent. Each agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by the agent.

     Unless otherwise specified in an applicable pricing supplement, payment of the purchase price of the notes will be required to be made in immediately available funds in U.S. dollars or the Specified Currency, as the case may be, in New York City on the date of settlement.

     No Note will have an established trading market when issued. Unless specified in the applicable pricing supplement, Doral Financial will not list the notes on any securities exchange. The agents may from time to time purchase and sell notes in the secondary market, but the agents are not obligated to do so, and there can be no assurance that there will be a secondary market for the notes or liquidity in the secondary market if one develops. From time to time, the agents may make a market in the notes.

     The agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Doral Financial has agreed to indemnify the agents against or to make contributions relating to certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the agents may be required to make in respect thereof. Doral Financial has agreed to reimburse the agents for certain expenses.

     From time to time, Doral Financial may issue and sell other securities described in the accompanying prospectus, and the amount of notes that Doral Financial may offer and sell under this prospectus supplement may be reduced as a result of such sales.

     In connection with the offering of notes purchased by the agents as principal on a fixed price basis, the agents are permitted to engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the agents create a short position in the notes in connection with the offering, i.e., if they sell notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement, then the agents may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of the notes to be higher than in the absence of these purchases.

     Neither Doral Financial nor the agents make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither Doral Financial nor the agents make any representation that the agent will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

PROSPECTUS

                          DORAL FINANCIAL CORPORATION

                             (DORAL FINANCIAL LOGO)

MAY OFFER
                                  $250,000,000

                                Debt Securities
                                Preferred Stock

--------------------------------------------------------------------------------

     Doral Financial will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

   INVESTING IN THESE SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING
                         ON PAGE 6 OF THIS PROSPECTUS.

--------------------------------------------------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR COMMONWEALTH OF PUERTO RICO SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THESE SECURITIES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                      This prospectus is dated May 7, 1999

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
SUMMARY....................................    3
RISK FACTORS...............................    6
  Fluctuations in Interest Rates May Hurt
    Doral Financial's Business.............    6
  Doral Financial May Suffer Losses From
    Mortgage Loans It Sells But Retains the
    Credit Risk............................    7
  Increases in Doral Financial's
    Originations of Commercial Loans Has
    Increased Its Credit Risks.............    7
  Doral Financial Is Exposed To Greater
    Risk Because Its Business Is
    Concentrated In Puerto Rico............    7
  Doral Financial's Business Would Be
    Disrupted If Its Computer Systems
    Cannot Work Properly With Year 2000
    Data...................................    7
DORAL FINANCIAL............................    7
USE OF PROCEEDS............................    8
DESCRIPTION OF DEBT SECURITIES.............    9
  General..................................    9
  Denominations............................   10
  Subordination............................   10
  Limitations on Liens and Disposition of
    Stock of Principal Mortgage Banking
    Subsidiaries...........................   11
  Consolidation, Merger or Sale............   13
  Modification of Indentures...............   13
  Events of Default........................   14

                                             PAGE
                                             ----
  Covenants................................   15
  Payment and Transfer.....................   15
  Global Securities........................   15
  Defeasance...............................   16
  The Trustee..............................   16
DESCRIPTION OF PREFERRED STOCK.............   16
  General..................................   17
  Rank.....................................   17
  Dividends................................   17
  Conversion or Exchange...................   18
  Redemption...............................   19
  Liquidation Preference...................   19
  Voting rights............................   19
DESCRIPTION OF CAPITAL STOCK...............   20
  Authorized Capital.......................   20
  Outstanding Serial Preferred Stock.......   20
  8% Preferred Stock.......................   20
  7% Preferred Stock.......................   21
PLAN OF DISTRIBUTION.......................   22
  By Agents................................   23
  By Underwriters..........................   23
  Direct Sales.............................   23
  General Information......................   24
WHERE YOU CAN FIND MORE
INFORMATION................................   24
LEGAL OPINIONS.............................   25
EXPERTS....................................   25

                                    SUMMARY

     This summary provides a brief overview of the key aspects of Doral Financial and the most significant terms of the offered securities. For a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

    - this prospectus, which explains the general terms of the securities that Doral Financial may offer;

    - the accompanying prospectus supplement, which (1) explains the specific terms of the securities being offered and (2) updates and changes information in this prospectus; and

    - the documents referred to in "Where You Can Find More Information" on page 24 for information on Doral Financial, including its financial statements.

                                DORAL FINANCIAL

     Doral Financial is a bank holding company engaged in the mortgage banking, banking and securities businesses.

     Doral Financial's principal executive offices are located at 1159 Franklin
D. Roosevelt Avenue, San Juan, Puerto Rico, and its telephone number is (787) 749-7100.

                              THE SECURITIES DORAL
                              FINANCIAL MAY OFFER

     Doral Financial may use this prospectus to offer up to $250,000,000 of:

    - debt securities; and

    - preferred stock.

A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these offered securities.

                                DEBT SECURITIES

     The debt securities are unsecured general obligations of Doral Financial in the form of senior or subordinated debt. The senior debt will have the same rank as all of Doral Financial's other unsecured and unsubordinated debt. The subordinated debt will be subordinated to all Senior Indebtedness and Other Financial Obligations, as these terms are defined below under "Description of Debt Securities -- Subordination."

     The senior and subordinated debt will be issued under separate indentures between Doral Financial and Bankers Trust Company, as trustee. Below are summaries of the general features of the debt securities from these indentures. For a more detailed description of these features, see "Description of Debt Securities" below. You are also encouraged to read the indentures, which are filed as exhibits to the registration statement of which this prospectus is a part. You can receive copies of these documents by following the directions on page 24.

                          GENERAL INDENTURE PROVISIONS
                            THAT APPLY TO SENIOR AND
                          SUBORDINATED DEBT SECURITIES

    - The indentures do not limit the amount of debt that Doral Financial may issue or provide holders any protection should there be a highly leveraged transaction, recapitalization or restructuring involving Doral Financial. However, the senior debt indenture does limit Doral Financial's ability to sell, transfer or pledge the stock of any mortgage banking subsidiary that meets the financial thresholds in the indenture. These thresholds are described below under "Description of Debt Securities."

    - Each indenture allows for different types of debt securities, including indexed securities, to be issued in series.

    - The indentures allow Doral Financial to merge or to consolidate with another company, or sell all or substantially all of its assets to another company. If any of these events occur, the other company would be required to assume Doral Financial's responsibilities for the debt securities. Unless the transaction results in an event of default, Doral Financial will be released from all liabilities and obligations under the debt securities when the successor company assumes Doral Financial's responsibilities.

    - The indentures provide that holders of a majority of the principal amount of the senior debt securities and holders of a majority of the total principal amount of the subordinated debt securities outstanding in any series may vote to change Doral Financial's obligations or your rights concerning those securities. However, some changes to the financial terms of a security, including changes in the payment of principal or interest on that security or the currency of payment, cannot be made unless every holder of that security consents to the change.

    - Doral Financial may satisfy its obligations under the senior debt securities or be released from its obligation to comply with the limitations discussed above at any time by depositing sufficient amounts of cash or U.S. government securities with the trustee to pay Doral Financial's obligations under the particular senior debt securities when due.

    - The indentures govern the actions of the trustee with regard to the debt securities, including when the trustee is required to give notices to holders of the securities and when lost or stolen debt securities may be replaced.

                             EVENTS OF DEFAULT THAT
                              APPLY TO SENIOR DEBT

     The events of default specified in the senior debt indenture include:

    - failure to pay required interest for 30 days;

    - failure to pay principal when due;

    - failure to make a required sinking fund payment when due;

    - failure to perform other covenants for 90 days after notice;

    - acceleration of the senior debt securities of any other series or any indebtedness for borrowed money of Doral Financial and certain subsidiaries, in each case exceeding $5,000,000 in an aggregate principal amount; and

    - certain events of insolvency, bankruptcy or reorganization involving Doral Financial and certain subsidiaries, whether voluntary or not.

                             EVENTS OF DEFAULT THAT
                           APPLY TO SUBORDINATED DEBT

     The only events of default specified in the subordinated debt indenture are certain events of insolvency, bankruptcy or reorganization involving Doral Financial.

                                    REMEDIES

     If there were an event of default, the trustee or holders of 25% of the principal amount of debt securities outstanding in a series could demand that the principal be paid immediately. However, holders of a majority in principal amount of the securities in that series could rescind that acceleration of the debt securities.

     The subordinated debt indenture does not provide for any right of acceleration of the payment of principal of a series of subordinated debt securities upon a default in the payment of principal or interest or in the performance of any covenant or agreement in the subordinated debt securities or in the subordinated debt indenture. However, in the event of a default in the payment of principal or interest, the holder of any debt security shall have the right to institute a suit for the collection of such overdue payment.

                                PREFERRED STOCK

     Doral Financial may issue preferred stock with various terms to be established by its board of directors or a committee designated by the board. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of liquidation, dissolution or winding up of Doral Financial, voting rights and conversion rights.

     Generally, each series of preferred stock will rank on an equal basis with each other series of preferred stock and will rank prior to Doral Financial's common stock. The prospectus supplement will also describe how and when dividends will be paid on the series of preferred stock.

                           RATIO OF EARNINGS TO FIXED
                         CHARGES AND RATIO OF EARNINGS
                         TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS

     The following table shows (1) the ratio of earnings to fixed charges and
(2) the ratio of earnings to combined fixed charges and preferred stock dividends of Doral Financial for each of the five most recent fiscal years. The ratio of earnings to fixed charges is a measure of Doral Financial's ability to generate earnings to pay the fixed expenses of its debt. The ratio of earnings to combined fixed charges and preferred stock dividends is a measure of Doral Financial's ability to generate earnings to pay the fixed expenses of its debt and dividends on its preferred stock.

     These computations include Doral Financial and its subsidiaries. For purposes of computing these ratios, earnings consist of pre-tax income from continuing operations plus fixed charges and amortization of capitalized interest, less interest capitalized. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs, and Doral Financial's estimate of the interest component of rental expense. Ratios are presented both including and excluding interest on deposits. The term "preferred stock dividends" is the amount of pre-tax earnings that is required to pay dividends on Doral Financial's outstanding preferred stock.

                                                                TWELVE MONTHS ENDED DEC. 31,
                                                              --------------------------------
                                                              1998   1997   1996   1995   1994
                                                              ----   ----   ----   ----   ----
Ratio of Earnings to Combined Fixed Charges
  Including Interest on Deposits............................  1.51x  1.61x  1.66x  1.50x  1.78x
  Excluding Interest on Deposits............................  1.61   1.72   1.75   1.54   1.82
Ratio of Earnings to Combined Fixed Charges and Preferred
  Stock Dividends
  Including Interest on Deposits............................  1.50x  1.61x  1.67x  1.49x  1.76x
  Excluding Interest on Deposits............................  1.59   1.72   1.76   1.53   1.79

                                  RISK FACTORS

     You should carefully consider the following factors and other information in this prospectus, including the information incorporated by reference in this prospectus, before deciding to invest in any of the offered securities.

FLUCTUATIONS IN INTEREST RATES MAY HURT DORAL FINANCIAL'S BUSINESS

     Interest rate fluctuations is the primary market risk affecting Doral Financial. Changes in interest rates affect the following areas of its business:

        - the number of mortgage loans originated and purchased;

        - the interest income earned on loans and securities;

        - gain on sale of loans;

        - the value of securities holdings; and

        - the value of its servicing asset.

     Increases in Interest Rates Reduce Demand for Mortgage Loans. Higher interest rates increase the cost of mortgage loans to consumers and reduce demand for mortgage loans, which hurts Doral Financial's profits. Reduced demand for mortgage loans results in reduced loan originations by Doral Financial and lower mortgage origination income. Demand for refinance loans is particularly sensitive to increases in interest rates. Doral Financial has for many years relied on refinance loans for a large portion of its mortgage loan production.

     Increases in Interest Rates Reduce Net Interest Income. Increases in short-term interest rates reduce net interest income, which is an important part of Doral Financial's earnings. Net interest income is the difference between the interest received by Doral Financial on its assets and the interest paid on its borrowings. Most of Doral Financial's assets, like its mortgage loans and mortgage-backed securities are long-term assets with fixed interest rates. In contrast, most of Doral Financial's borrowings are short-term. When interest rates rise, Doral Financial must pay more in interest while interest earned on its assets does not rise as quickly. This causes profits to decrease.

     Increases in Interest Rates May Reduce or Eliminate Gain on Sale of Mortgage Loans. If long-term interest rates increase between the time Doral Financial commits to or establishes an interest rate on a mortgage loan and the time it sells the loan, Doral Financial may realize a reduced gain or a loss on such sale.

     Increases in Interest Rates May Reduce the Value of Mortgage Loans and Securities' Holdings. Increases in interest rates may reduce the value of Doral Financial's financial assets and have an adverse impact on its earnings and financial condition. Doral Financial owns a substantial portfolio of mortgage loans, mortgage-backed securities and other debt securities with fixed interest rates. The market value of an obligation with a fixed interest rate generally decreases when prevailing interest rates rise.

     Decreases in Interest Rates May Adversely Affect Value of Servicing
Asset. Decreases in interest rates lead to increases in the prepayment of mortgages by borrowers, which may reduce the value of Doral Financial's servicing asset. The servicing asset is the estimated present value of the fees Doral Financial expects to receive on the mortgages it services over their expected term. Doral Financial assigns this value based on what other persons have paid for similar servicing rights in recent transactions. If prepayments increase above expected levels, the value of the servicing asset decreases because the amount of future fees expected to be received by Doral Financial decreases. Doral Financial may be required to recognize this decrease in value by taking a charge against its earnings, which causes its profits to decrease.

DORAL FINANCIAL MAY SUFFER LOSSES FROM MORTGAGE LOANS IT SELLS BUT RETAINS THE CREDIT RISK

     Doral Financial often retains all or part of the credit risk on sales of mortgage loans that do not qualify for the sale or exchange programs of GNMA, FNMA or FHLMC and may suffer losses on these loans. Doral Financial suffers losses on these arrangements when foreclosure sale proceeds of the property underlying a defaulted mortgage loan are less than the outstanding principal balance of these loans and the costs of holding and disposing of the related property.

INCREASES IN DORAL FINANCIAL'S ORIGINATIONS OF COMMERCIAL LOANS HAS INCREASED ITS CREDIT RISKS

     Doral Financial's recent increase in originations of mortgage loans secured by income producing residential buildings and commercial properties has increased its credit risks. These loans involve greater credit risks than residential mortgage loans because they are larger in size and more risk is concentrated in a single borrower. The properties securing these loans are also harder to dispose of in foreclosure.

DORAL FINANCIAL IS EXPOSED TO GREATER RISK BECAUSE ITS BUSINESS IS CONCENTRATED IN PUERTO RICO

     Because most of Doral Financial's mortgage loans are secured by properties located in Puerto Rico, Doral Financial is exposed to a greater risk of delinquency or default on these mortgage loans resulting from adverse economic, political or business developments and natural hazard risks, such as hurricanes, that affect Puerto Rico. If Puerto Rico's real estate market experiences an overall decline in property values, the rates of foreclosure loss on the mortgage loans would probably increase substantially. This would cause Doral Financial's profitability to decrease.

DORAL FINANCIAL'S BUSINESS WOULD BE DISRUPTED IF ITS COMPUTER SYSTEMS CANNOT WORK PROPERLY WITH YEAR 2000 DATA

     Doral Financial could experience a significant disruption to its business operations that could have an adverse effect on its profitability if its computer systems and the computer systems provided by third party vendors on which it relies are not able to properly use date calculations in the year 2000. Doral Financial is taking steps that it believes are adequate to make sure this does not happen. However, Doral Financial cannot assure you that these efforts will be completely successful. Problems suffered by providers of basic services such as telephone, water, sewer and electricity could also have an adverse impact on Doral Financial's daily operations. Doral Financial is in the process of revising its existing business interruption contingency plans to address any disruptions of these basic services.

                                DORAL FINANCIAL

     Doral Financial Corporation is a bank holding company organized under the laws of the Commonwealth of Puerto Rico. Its main lines of business are described below.

        - Mortgage banking -- Doral Financial is the leading mortgage banking institution in Puerto Rico based on the volume of origination of first mortgage loans secured by single family residences and the size of its mortgage servicing portfolio. Doral Financial conducts this business in Puerto Rico primarily through a division of Doral Financial, HF Mortgage

          Bankers, and its subsidiaries, Doral Mortgage Corporation and Centro Hipotecario, Inc. Doral Financial also conducts mortgage banking activities in the mainland United States through Doral Mortgage and its indirect subsidiary, Doral Money, Inc.

        - Banking services -- Doral Financial conducts this business in Puerto Rico through its subsidiary, Doral Bank. Doral Financial is in the process of opening a new federal savings bank subsidiary in the New York City metropolitan area which it expects will commence operations during the third quarter of 1999.

        - Securities services -- Doral Financial conducts this business in Puerto Rico through its broker-dealer subsidiary, Doral Securities, Inc.

     Because Doral Financial is a holding company, the claims of creditors and any preferred stockholders of Doral Financial's subsidiaries will have a priority over Doral Financial's equity rights and the rights of Doral Financial's creditors, including the holders of debt securities, and preferred stockholders to participate in the assets of the subsidiary upon the subsidiary's liquidation.

     Doral Financial's subsidiaries that operate in the banking and securities business can only pay dividends if they are in compliance with the applicable regulatory requirements of federal and state bank regulatory authorities and securities regulators. Doral Financial must also maintain the required capital levels of a bank holding company before it may pay dividends on its stock.

     There are various statutory and regulatory limitations on the extent to which Doral Bank or any other banking subsidiary (including a federal savings association) can finance or otherwise transfer funds to Doral Financial or its nonbanking subsidiaries, either in the form of loans, extensions of credit, investments or asset purchases.

        - Such transfers by Doral Bank or any other banking subsidiary to Doral Financial or any nonbanking subsidiary are limited to 10% of the banking subsidiary's capital and surplus, and with respect to Doral Financial and all such nonbanking subsidiaries, to an aggregate of 20% of the banking subsidiary's capital and surplus.

        - Furthermore, loans and extensions of credit are required to be secured in specified amounts and are required to be on terms and conditions consistent with safe and sound banking practices.

     In addition, there are regulatory limitations on the payment of dividends directly or indirectly to Doral Financial. Federal and Puerto Rico authorities also have the right to further limit Doral Bank's payment of dividends.

     Under the policy of the Board of Governors of the Federal Reserve System, a bank holding company is required to act as a source of strength to its subsidiary banks and to commit resources to support such banks. As a result of that policy, Doral Financial may be required to commit resources to Doral Bank or any other banking subsidiary created in the future in circumstances in which it might not do so absent such policy. Further, federal bankruptcy law provides that in the event of the bankruptcy of Doral Financial, any commitment by Doral Financial to regulators to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to priority of payment.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable prospectus supplement, Doral Financial will use the net proceeds from the sale of the offered securities for general corporate purposes, including

(1) funding its mortgage banking activities, (2) making capital contributions or extensions of credit to its existing and future banking and non-banking subsidiaries, (3) funding possible acquisitions of mortgage banking and other financial institutions, and (4) repayment of outstanding borrowings. Doral Financial does not at present have any plans to use the proceeds from any offering for an acquisition.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities will be direct unsecured general obligations of Doral Financial and will be either senior or subordinated debt. The debt securities will be issued under separate indentures between Doral Financial and Bankers Trust Company. Senior debt securities will be issued under a senior debt indenture and subordinated debt securities will be issued under a subordinated debt indenture. The senior debt indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures." The forms of the indentures have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part.

     The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement. The summary is not complete. You should read the more detailed provisions of the applicable indenture for provisions that may be important to you. So that you can easily locate these provisions, the numbers in parenthesis below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Whenever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

GENERAL

     The senior debt securities will be unsecured and rank equally with all of Doral Financial's other senior and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated to all of Doral Financial's Senior Indebtedness (as defined below under "-- Subordination"). In certain events of insolvency, the subordinated debt securities will also be subordinated to all of Doral Financial's Other Financial Obligations (as defined below under "-- Subordination"). As of March 31, 1999, Doral Financial had approximately $1.6 billion of Senior Indebtedness and Other Obligations outstanding.

     A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - The title of the debt securities and whether the debt securities will be senior or subordinated debt;

     - The total principal amount of the debt securities;

     - The percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

     - The dates on which the principal of the debt securities will be payable;

     - The interest rate which the debt securities will bear, or the method for determining the rate, and the interest payment dates for the debt securities;

     - Any mandatory or optional redemption provisions;

     - Any sinking fund or other provisions that would obligate Doral Financial to repurchase or otherwise redeem the debt securities;

     - Any provisions granting special rights to holders when a specified event occurs;

     - Any changes to or additional events of defaults or covenants;

     - Any special tax implications of the debt securities, including provisions for original issue discount securities, if offered; and

     - Any other terms of the debt securities.

     The indentures do not limit the amount of debt securities that may be issued. Each indenture allows debt securities to be issued up to the principal amount that may be authorized by Doral Financial and may be in any currency or currency unit designated by Doral Financial. (Sections 3.01 and 3.03.)

DENOMINATIONS

     Unless otherwise provided in the accompanying prospectus supplement, debt securities will be issued in registered form in denominations of $1,000 each and any multiples thereof. (Section 3.02.)

SUBORDINATION

     Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Indebtedness (as defined below). The subordinated indenture provides that no payment of principal, interest or any premium on the subordinated debt securities may be made unless Doral Financial pays in full the principal, interest, any premium or any other amounts on any Senior Indebtedness then due. Also, no payment of principal, interest or any premium on the subordinated debt securities may be made if there shall have occurred and be continuing an event of default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

     If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to Doral Financial, then all Senior Indebtedness must be paid in full before any payment may be made to any holders of subordinated debt securities. If after payment of the Senior Indebtedness there remains any amounts available for distribution and any person entitled to payment pursuant to the terms of Other Financial Obligations has not been paid in full all amounts due or to become due on the Other Financial Obligations, then these remaining amounts shall first be used to pay in full the Other Financial Obligations before any payment may be made to the holders of subordinated debt securities. Holders of subordinated debt securities must deliver any payments received by them to the holders of Senior Indebtedness and Other Financial Obligations until all Senior Indebtedness and Other Financial Obligations are paid in full. (Subordinated debt indenture, Section 16.02.)

     The Subordinated Indenture will not limit the amount of Senior Indebtedness and Other Financial Obligations that Doral Financial may incur.

     "Senior Indebtedness" means any of the following, whether incurred before or after the execution of the subordinated debt indenture:

     (1) all obligations of Doral Financial for the repayment of borrowed money,

     (2) all obligations of Doral Financial for the deferred purchase price of property, but excluding trade accounts payable in the ordinary course of business,

     (3) all capital lease obligations of Doral Financial, and

     (4) all obligations of the type referred to in clauses (1) through (3) of other persons that Doral Financial has guaranteed or that is otherwise its legal liability;

     but Senior Indebtedness does not include:

        (a) the subordinated debt securities; and

        (b) indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the subordinated debt securities.

     "Other Financial Obligations" means all obligations of Doral Financial to make payment pursuant to the terms of financial instruments, such as:

     (1) securities contracts and foreign currency exchange contracts,

     (2) derivative instruments, like swap agreements, cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange agreements, options, commodity futures contracts, and commodity option contracts, and

     (3) similar financial instruments;

     but Other Financial Obligations does not include:

        (a) Senior Indebtedness, and

        (b) indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the subordinated debt securities.

LIMITATIONS ON LIENS AND DISPOSITION OF STOCK OF PRINCIPAL MORTGAGE BANKING SUBSIDIARIES

     The senior debt indenture provides that Doral Financial will not, and will not permit any Subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of Voting Stock of any Principal Mortgage Banking Subsidiary, without providing that each series of senior debt securities and, at Doral Financial's option, any other senior indebtedness ranking equally with the senior debt securities, shall be secured equally and ratably with such indebtedness. This limitation shall not apply to indebtedness secured by a pledge of, lien on or security interest in any shares of Voting Stock of any corporation at the time it becomes a Principal Mortgage Banking Subsidiary. (Senior debt indenture, Section 12.06.)

     The senior debt indenture also provides that Doral Financial will not sell, assign, transfer or otherwise dispose of any shares of, securities convertible into or options, warrants or rights to subscribe for or purchase shares of, Voting Stock (other than directors' qualifying shares) of any Principal Mortgage Banking Subsidiary and will not permit any Principal Mortgage Banking Subsidiary to issue (except to Doral Financial) any shares of, securities convertible into or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of any Principal Mortgage Banking Subsidiary, except for sales, assignments, transfers or other dispositions that:

        are for fair market value on the date thereof, as determined by the Board of Directors of Doral Financial (which determination shall be conclusive) and, after giving effect to such disposition and to any possible dilution, Doral Financial will own not less than 80% of the shares of Voting Stock of such Principal Mortgage Banking Subsidiary then issued and outstanding free and clear of any security interest;

        are made in compliance with an order of a court or regulatory authority of competent jurisdiction, as a condition imposed by any such court or authority permitting the acquisition by Doral Financial, directly or indirectly, of any other mortgage banking institution or entity the activities of which are legally permissible for a bank holding company or a subsidiary thereof to engage in, or as an undertaking made to such authority in connection with such an acquisition;

        are made where such Principal Mortgage Banking Subsidiary, having obtained any necessary regulatory approvals, unconditionally guarantees payment when due of the principal of and premium, if any, and interest on the debt securities; or

        are made to Doral Financial or any wholly-owned subsidiary if such wholly-owned subsidiary agrees to be bound by this covenant and Doral Financial agrees to maintain such wholly-owned subsidiary as a wholly-owned subsidiary.

     Notwithstanding the foregoing, any Principal Mortgage Banking Subsidiary may be merged into or consolidated with another mortgage banking institution organized if, after giving effect to such merger or consolidation, Doral Financial or any wholly-owned subsidiary owns at least 80% of the Voting Stock of such other mortgage banking institution then issued and outstanding free and clear of any security interest and if, immediately after giving effect thereto and treating any such resulting institution thereafter as a Principal Mortgage Banking Subsidiary and as a Subsidiary for purposes of the senior debt indenture, no event of default, and no event that, after the giving of notice or lapse of time or both, would become an event of default under the senior debt indenture, has occurred and is continuing.

     The subordinated debt indenture does not contain any of the foregoing limitations on the creation of liens or disposition of Principal Mortgage Banking Subsidiaries and these limitations are not for the benefit of any series of subordinated debt securities.

     "Principal Mortgage Banking Subsidiary" means a Subsidiary, including its Subsidiaries, that is principally engaged in the mortgage banking business and meets any of the following conditions:

     - Doral Financial's and its other Subsidiaries' investments in and advances to the Subsidiary exceed 30 percent of the total assets of Doral Financial and its Subsidiaries consolidated as of the end of the most recently completed fiscal year;

     - Doral Financial's and its other Subsidiaries' proportionate share of the total assets of the Subsidiary after intercompany eliminations exceeds 30 percent of the total assets of Doral Financial and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

        - Doral Financial's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 30 percent of such income of Doral Financial and its Subsidiaries consolidated for the most recently completed fiscal year.

     "Principal Mortgage Banking Subsidiary" does not include, however, any Subsidiary that is a bank or savings association unless Doral Financial transfers to such bank or savings association the mortgage banking business conducted by Doral Mortgage Corporation or Doral Financial's HF Mortgage Bankers Division as of the date of this prospectus.

     "Subsidiary" means any corporation of which securities entitled to elect at least a majority of the corporation's directors shall at the time be owned, directly or indirectly, by Doral Financial, and/or one or more Subsidiaries.

     "Voting Stock" means capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the board of directors of a corporation, except capital stock that carries only the right to vote conditioned on the happening of an event regardless of whether such event shall have happened. (Senior debt indenture, Sections 1.01, 12.06 and 12.07.)

CONSOLIDATION, MERGER OR SALE

     Each indenture generally permits a consolidation or merger between Doral Financial and another corporation. They also permit Doral Financial to sell all or substantially all of its property and assets. If this happens, the remaining or acquiring corporation shall assume all of Doral Financial's responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures.

     However, Doral Financial will only consolidate or merge with or into any other corporation or sell all or substantially all of its assets according to the terms and conditions of the indentures. The remaining or acquiring corporation will be substituted for Doral Financial in the indentures with the same effect as if it had been an original party to the indenture. Thereafter, the successor corporation may exercise Doral Financial's rights and powers under any indenture, in Doral Financial's name or in its own name. Any act or proceeding required or permitted to be done by Doral Financial's board of directors or any of its officers may be done by the board or officers of the successor corporation. If Doral Financial merges with or into any other corporation or sells all or substantially all of its assets, it shall be released from all liabilities and obligations under the indentures and under the debt securities. (Sections 10.01 and 10.02.)

MODIFICATION OF INDENTURES

     Under each indenture, Doral Financial's rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. (Sections
11.01 and 11.02.)

EVENTS OF DEFAULT

     The senior debt indenture provides that an "event of default" regarding any series of senior debt securities will be any of the following:

     - failure to pay interest on any debt security of such series for 30 days;

     - failure to pay the principal or any premium on any debt security of such series when due;

     - failure to deposit any sinking fund payment when due by the terms of a debt security of such series;

     - failure to perform any other covenant in the indenture that continues for 90 days after being given written notice;

     - acceleration of the senior debt securities of any other series or any other indebtedness for borrowed money of Doral Financial or any Significant Subsidiary (as defined below), in each case exceeding $5,000,000 in an aggregate principal amount;

     - certain events involving bankruptcy, insolvency or reorganization of Doral Financial or any Significant Subsidiary; or

     - any other event of default included in any indenture or supplemental indenture. (Section 5.01.)

     "Significant Subsidiary" means a Subsidiary, including its Subsidiaries, that meets any of the following conditions:

     - Doral Financial's and its other Subsidiaries' investments in and advances to the Subsidiary exceed 10 percent of the total assets of Doral Financial and its Subsidiaries consolidated as of the end of the most recently completed fiscal year;

     - Doral Financial's and its other Subsidiaries' proportionate share of the total assets of the Subsidiary after intercompany eliminations exceeds 10 percent of the total assets of Doral Financial and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

     - Doral Financial's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 10 percent of such income of Doral Financial and its Subsidiaries consolidated for the most recently completed fiscal year.

     The subordinated debt indenture provides that an "event of default" regarding any series of subordinated debt securities will occur only upon certain events involving bankruptcy, insolvency or reorganization of Doral Financial. A default in the payment of principal or interest or in the performance of any covenant or agreement in the subordinated debt securities of any series or in the subordinated indenture is not an event of default under the subordinated debt indenture and does not provide for any right of acceleration of the payment of principal of a series of subordinated debt securities. However, in the event of a default in the payment of principal or interest, the holder of any debt security shall have the right to institute a suit for the collection of such overdue payment.

     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The Trustee may withhold notice to the holders of Debt Securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders. (Section 6.02.)

     If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration. (Section 5.02.)

     Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any Indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. (Section 6.01.) If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities. (Section 5.12.)

COVENANTS

     Under the indentures, Doral Financial will agree to:

        - pay the principal, interest and any premium on the debt securities when due;

        - maintain a place of payment;

        - deliver a report to the trustee at the end of each fiscal year certifying as to the absence of events of default and to Doral Financial's compliance with the terms of the indentures; and

        - deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium.

PAYMENT AND TRANSFER

     Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by Doral Financial and specified in a prospectus supplement. (Section 3.07.)

     Fully registered securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by Doral Financial for such purposes, without the payment of any service charge except for any tax or governmental charge. (Section 3.05.)

GLOBAL SECURITIES

     The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with a depositary identified in a prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depositary. (Section 2.03.)

     Unless otherwise stated in any prospectus supplement, The Depository Trust Company, New York, New York ("DTC") will act as depositary. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through records maintained by DTC and its participants.

DEFEASANCE

     Doral Financial will be discharged from its obligations on the senior debt securities of any series at any time if it deposits with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the senior debt securities of the series. Doral Financial must also deliver to the trustee an opinion of counsel to the effect that the holders of the senior debt securities of that series will have no federal income tax consequences as a result of such deposit. If this happens, the holders of the senior debt securities of the series will not be entitled to the benefits of the senior debt indenture except for registration of transfer and exchange of senior debt securities and replacement of lost, stolen or mutilated senior debt securities. (Senior debt indenture, Section 15.02.)

     The subordinated debt indenture does not contain provisions for the defeasance and discharge of Doral Financial's obligations on the subordinated debt securities and the subordinated indenture.

THE TRUSTEE

     Bankers Trust Company will be the trustee under the indentures. It is also trustee under another indenture with Doral Financial pursuant to which Doral Financial's 7.84% Senior Notes due 2006 were issued. In addition, it is the administrative and syndicate agent and a lender under syndicated credit agreements which provide for credit facilities to Doral Financial. The trustee and its affiliates may have other relations with Doral Financial in the ordinary course of business.

     The occurrence of any default under either the senior debt indenture or the indenture relating to the 7.84% Senior Notes and the subordinated debt indenture could create a conflicting interest for the trustee under the Trust Indenture Act. If such default has not been cured or waived within 90 days after the trustee has or acquired a conflicting interest, the trustee would generally be required by the Trust Indenture Act to eliminate such conflicting interest or resign as trustee with respect to both the 7.84% Senior Notes and the debt securities issued under the senior indenture or with respect to the subordinated debt securities issued under the subordinated indenture. In the event of the trustee's resignation, Doral Financial shall promptly appoint a successor trustee with respect to the affected securities.

     The Trust Indenture Act also imposes certain limitations on the right of the trustee, as a creditor of Doral Financial, to obtain payment of claims in certain cases, or to realize on certain property received in respect to any such claim or otherwise. The trustee will be permitted to engage in other transactions with Doral Financial, provided that if it acquires a conflicting interest within the meaning of Section 310 of the Trust Indenture Act, it must generally either eliminate such conflict or resign.

                         DESCRIPTION OF PREFERRED STOCK

     The following briefly summarizes the material terms of Doral Financial's preferred stock, other than pricing and related terms which will be disclosed in a prospectus supplement. You should read the particular terms of any series of preferred stock offered by Doral Financial which will be described in more detail in any prospectus supplement relating to such series, together with the more detailed provisions of Doral Financial's restated certificate of incorporation and the certificate of designation relating to each particular series of preferred stock for provisions that may be important to you. The restated certificate of incorporation is filed as an exhibit to the registration statement of which this prospectus forms a part. The certificate of designation with respect to any series of preferred stock will be filed with the SEC as an exhibit to a document incorporated by reference in this prospectus concurrently with the offering of such preferred stock. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered. For a description of Doral Financial's outstanding preferred stock, see "Description of Capital Stock."

GENERAL

     Under Doral Financial's restated certificate of incorporation, the board of directors of Doral Financial is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

        - the number of shares to be included in the series;

        - the designation, powers, preferences and rights of the shares of the series; and

        - the qualifications, limitations or restrictions of such series, except as otherwise stated in the restated certificate of incorporation.

     Prior to the issuance of any series of preferred stock, the board of directors of Doral Financial will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a certificate of designation as an amendment to the restated certificate of incorporation. The term "board of directors of Doral Financial" includes any duly authorized committee.

     The preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more stock of Doral Financial.

     The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

     The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to officers, directors and employees of Doral Financial and its subsidiaries pursuant to benefit plans or otherwise. Shares of preferred stock issued by Doral Financial may have the effect of rendering more difficult or discouraging an acquisition of Doral Financial deemed undesirable by the board of directors of Doral Financial.

RANK

     Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

DIVIDENDS

     Holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by the board of directors of Doral Financial out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on the books of Doral Financial on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

     Doral Financial is a party to contracts that prevent it from paying dividends if it does not comply with some terms of those contracts. The agreement pursuant to which Doral Financial issued its 7.84% Senior Notes due 2006, prohibits Doral Financial from paying dividends if the aggregate amount of dividends paid on its capital stock, including all series of preferred stock, would exceed the sum of the following:

        - 50% of consolidated net income earned since October 1, 1996, and prior to the end of the fiscal quarter ending not less than 45 days prior to the proposed dividend payment date;

        - $15 million; and

        - the net proceeds of any sale of capital stock after October 1, 1996.

     A warehousing loan agreement entered into with Citibank, N.A. limits the aggregate amount of cash dividends that Doral Financial may pay on its capital stock during a fiscal year to 50% of consolidated net income for the immediately preceding fiscal year.

     Doral Financial may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for

        - all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

        - the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

     Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for both series of preferred stock.

     Similarly, Doral Financial may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other stock of Doral Financial ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payment for

        - all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

        - the dividend period established in the certificate of designation for each series of preferred stock if the preferred stock pays dividends on a noncumulative basis.

CONVERSION OR EXCHANGE

     The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into shares of another series of preferred stock of Doral Financial. The preferred stock will not be convertible into or exchangeable for shares of Doral Financial's common stock.

     If so determined by the board of directors of Doral Financial, the holders of shares of preferred stock of any series may be obligated at any time or at maturity to exchange such shares for preferred stock or debt securities of Doral Financial. The terms of any such exchange and any such preferred stock or debt securities will be described in the prospectus supplement relating to such series of preferred stock.

REDEMPTION

     If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at the option of Doral Financial or the holder thereof and may be mandatorily redeemed.

     Any partial redemptions of preferred stock will be made in a way that the board of directors decides is equitable.

     Unless Doral Financial defaults in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of Doral Financial, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock. Such distributions will be made before any distribution is made on any securities ranking junior relating to liquidation, including common stock.

     If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of available assets of Doral Financial on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from Doral Financial after they have received their full liquidation preference.

VOTING RIGHTS

     The holders of shares of preferred stock will have no voting rights, except:

        - as otherwise stated in the prospectus supplement;

        - as otherwise stated in the certificate of designation establishing such series; or

        - as required by applicable law.

     Under regulations adopted by the Federal Reserve Board, if the holders of the preferred stock of any series become entitled to vote for the election of directors because dividends on the preferred stock of such series are in arrears, preferred stock of such series could be deemed a "class of voting securities." In this instance, a holder of 25% or more of the preferred stock of such series could then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. A holder of 5% or more of such series that otherwise exercises a "controlling influence" over Doral Financial could also be subject to regulation under the Bank Holding Company Act. In addition, at any time a series of the preferred stock is deemed a class of voting securities, (1) any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of the outstanding shares of such series of preferred stock, and (2) any person other than a bank holding company may be required to file with the Federal Reserve Board under the Change in Bank Control Act to acquire or retain 10% or more of such series.

     Section 12 of the Puerto Rico Banking Law requires that the Office of the Commissioner of Financial Institutions of Puerto Rico approve any change of control involving a bank organized under the Banking Law. The Banking Law requires that the Office of the Commissioner be informed not less than 60 days prior to any transfer of voting stock of a Puerto Rico bank that results in any person owning, directly or indirectly, more than 5% of the outstanding voting stock of the bank. For the purposes of Section 12 of the Banking Law, the term "control" means the power to, directly or indirectly, direct or influence decisively the administration or the norms of the bank. The Office of the Commissioner has made an administrative determination that these provisions of the Banking Law are applicable to a change in control of Doral Financial.

     Pursuant to the Banking Law, if the Office of the Commissioner receives notice of a proposed transaction that may result in a change of control of Doral Financial, the Office of the Commissioner is required to investigate and determine whether a change of control has occurred. The Office of the Commissioner will issue an authorization for the transfer of control of Doral Financial if the results of its investigations are in its judgment satisfactory. The decision of the Office of the Commissioner is final and unreviewable.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL

     As of the date of this prospectus, Doral Financial is authorized to issue 50,000,000 shares of common stock, $1.00 par value, and 2,000,000 shares of serial preferred stock, $1.00 par value. The following is a summary of certain rights and privileges of the common stock and outstanding serial preferred stock. You should read the more detailed provisions of Doral Financial's restated certificate of incorporation, as amended, and the certificate of designation relating to any series of preferred stock for provisions that may be important to you.

OUTSTANDING SERIAL PREFERRED STOCK

     The general terms of Doral Financial's preferred stock are described above under "DESCRIPTION OF PREFERRED STOCK." As of the date of this prospectus, the 8% Convertible Cumulative Preferred Stock (the "8% Preferred Stock") and the 7% Noncumulative Monthly Income Preferred Stock, Series A (the "7% Preferred Stock") described below are only two series of outstanding serial preferred stock designated by Doral Financial.

8% PREFERRED STOCK

     Doral Financial has outstanding 8,460 shares of 8% Preferred Stock. All shares of 8% Preferred Stock are held by Popular, Inc. Popular acquired the 8% Preferred Stock in a private transaction with Doral Financial, in which Popular exchanged convertible debentures of Doral Financial in the principal amount of $8.46 million it had previously acquired. Doral Financial entered into the exchange because the 8% Preferred Stock qualified as Tier I capital for purposes of compliance with the regulatory requirements applicable to bank holding companies while the convertible debentures did not qualify for this treatment.

     Dividend Rights and Limitations. The holders of the shares of 8% Preferred Stock are entitled to receive cumulative cash dividends when, as and if declared by the board of directors, at the annual rate of 8% of the $1,000 liquidation preference thereof payable monthly. The holders of the 8% Preferred Stock are entitled to receive such dividends prior to any payment of dividends or distribution of assets to holders of the common stock and to any other class of capital stock ranking junior to the 8% Preferred Stock with respect to the payment of dividends.

     Liquidation Rights. Upon the liquidation, dissolution or winding up of Doral Financial, whether voluntary or involuntary, the holders of the 8% Preferred Stock are entitled to receive out of the assets of Doral Financial an amount in cash equal to $1,000 per share plus accrued and unpaid dividends thereon to the date of the distribution. This distribution must be made before any payment may be made to the holders of common stock or any other securities of Doral Financial ranking junior to the 8% Preferred Stock as to the distribution of assets upon liquidation. No distribution of this type or payment on account of liquidation, dissolution or winding up of Doral Financial may be made to the holders of the shares of any class or series of stock ranking on a parity with the 8% Preferred Stock as to the distribution of assets upon liquidation, unless the holders of the 8% Preferred Stock receive like amounts ratably in accordance with the full distributive amounts which they and the holders of parity stock are respectively entitled to receive upon this preferential distribution.

     After the payment to the holders of the 8% Preferred Stock of the full preferential amounts provided for above, the holders of the 8% Preferred Stock will have no right or claim to any of the remaining assets of Doral Financial.

     Conversion Rights. The holders of shares of 8% Preferred Stock have the right, at their option, to convert such shares for shares of common stock of Doral Financial at any time on or before December 1, 2005, at a conversion price of $4.375 per share, subject to adjustment from time to time upon the occurrence of certain events. As of April 1, 1999, the 8,460 shares of 8% Preferred Stock held by Popular were convertible into 1,933,714 shares of common stock, or approximately 4.6% of the outstanding common stock.

     Redemption. The 8% Preferred Stock is subject to redemption in whole or in part, at the option of Doral Financial with the consent of the Federal Reserve on or after January 1, 2001, and on or prior to December 31, 2002, at a price of $1,020 per share and after this period at redemption prices declining to a price of $1,000 per share on or after January 1, 2005. There is no mandatory redemption or sinking fund obligation with respect to the 8% Preferred Stock.

     Voting Rights. The holders of shares of 8% Preferred Stock are not entitled to any voting rights except as required by law or in connection with any changes of the terms or rights of the 8% Preferred Stock.

     Rank vis-a-vis 7% Preferred Stock. The 8% Preferred Stock will have the same rank as the 7% Preferred Stock as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up of Doral Financial.

7% PREFERRED STOCK

     Doral Financial has outstanding 1,495,000 shares of 7% Preferred Stock.

     Dividend Rights and Limitations. The holders of the shares of 7% Preferred Stock are entitled to receive noncumulative cash dividends when, as and if declared by the Board of Directors, at the annual rate of 7% of the $50 liquidation preference thereof payable monthly. The holders of the 7% Preferred Stock are entitled to receive such dividends prior to any payment of dividends or distribution of assets to holders of the common stock and to any other class of capital stock ranking junior to the 7% Preferred Stock with respect to the payment of dividends.

     Liquidation Rights. Upon the liquidation, dissolution or winding up of Doral Financial, whether voluntary or involuntary, the holders of the 7% Preferred Stock are entitled to receive out of the assets of Doral Financial an amount in cash equal to $50 per share plus accrued and unpaid dividends thereon for the current monthly dividend period to the date of the distribution. This distribution must be made before any payment may be made to the holders of common stock or any other securities of Doral Financial ranking junior to the 7% Preferred Stock as to the distribution of assets upon liquidation. No distribution of this type or payment on account of liquidation, dissolution or winding up of Doral Financial may be made to the holders of the shares of any class or series of stock ranking on a parity with the 7% Preferred Stock as to the distribution of assets upon liquidation, unless the holders of the 7% Preferred Stock receive like amounts ratably in accordance with the full distributive amounts which they and the holders of parity stock are respectively entitled to receive upon this preferential distribution.

     After the payment to the holders of the 7% Preferred Stock of the full preferential amounts provided for above, the holders of the 7% Preferred Stock will have no right or claim to any of the remaining assets of Doral Financial.

     Conversion Rights. The shares of 7% Preferred Stock are not convertible into or exchangeable for any other securities of Doral Financial.

     Redemption. The 7% Preferred Stock is subject to redemption in whole or in part, at the option of Doral Financial with the consent of the Federal Reserve on or after February 28, 2004 and on or prior to February 27, 2005, at a price of $51 per share and after this period at redemption prices declining to a price of $50 per share on or after February 28, 2006. There is no mandatory redemption or sinking fund obligation with respect to the 7% Preferred Stock.

     Voting Rights. The holders of shares of 7% Preferred Stock are not entitled to any voting rights except (1) if Doral Financial does not pay dividends in full on the 7% Preferred Stock for 18 consecutive monthly dividend periods, (2) as required by law or (3) in connection with any changes of the terms or rights of the 7% Preferred Stock.

     Rank vis-a-vis Series A Preferred Stock. The 7% Preferred Stock will have the same rank as the 8% Preferred Stock as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up of Doral Financial.

                              PLAN OF DISTRIBUTION

     Doral Financial may sell the offered securities (1) through agents; (2) to or through underwriters or dealers; (3) directly to one or more purchasers; or
(4) through a combination of any of these methods of sale.

     The prospectus supplement relating to an offering of offered securities will set forth the terms of such offering, including:

        - the name or names of any underwriters, dealers or agents;

        - the purchase price of the offered securities and the proceeds to Doral Financial from such sale;

        - any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

        - the initial public offering price;

     - any discounts or concessions to be allowed or reallowed or paid to dealers; and

     - any securities exchanges on which such offered securities may be listed.

     Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

BY AGENTS

     Offered securities may be sold through agents designated by Doral Financial. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Doral Financial to such agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in such prospectus supplement, the agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

BY UNDERWRITERS

     If underwriters are used in the offering, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

     In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

     - A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

     - A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

     - A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

     These transactions may be effected in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

DIRECT SALES

     Offered securities may also be sold directly by Doral Financial. In this case, no underwriters or agents would be involved.

GENERAL INFORMATION

     Doral Financial may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

     Each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that there will be a market for the offered securities.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, Doral Financial or its subsidiaries in the ordinary course of their businesses.

                      WHERE YOU CAN FIND MORE INFORMATION

     Doral Financial files annual, quarterly and current reports, proxy statements and other information with the SEC. Doral Financial has also filed with the SEC a registration statement on Form S-3, to register the securities being offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information about Doral Financial and the securities offered in this prospectus, you should refer to the registration statement and its exhibits.

     You may read and copy any document filed by Doral Financial with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Doral Financial files its SEC materials electronically with the SEC, so you can also review Doral Financial's filings by accessing the web site maintained by the SEC at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

     The SEC allows Doral Financial to "incorporate by reference" the information it files with them, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that Doral Financial files later with the SEC will automatically update and supersede information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. Doral Financial has previously filed the following documents with the SEC and is incorporating them by reference into this prospectus:

           - Annual Report on Form 10-K for the year ended December 31, 1998;
             and

           - Current Reports on Form 8-K, dated January 12, 1999, February 22, 1999 and April 13, 1999.

     Doral Financial also incorporates by reference, from the date of the initial filing of the registration statement, all documents filed by it with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until Doral Financial sells all of the securities being offered by this prospectus.

     You may request a copy of these filings at no cost, by writing or telephoning Doral Financial at the following address:

                       Doral Financial Corporation
                       Attn.: Mario S. Levis, Executive
                              Vice President & Treasurer
                       1159 Franklin D. Roosevelt Ave.
                       San Juan, Puerto Rico 00920
                       (787) 749-7108

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Doral Financial has not authorized anyone else to provide you with different information. Doral Financial is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                 LEGAL OPINIONS

     Unless otherwise specified in the applicable prospectus supplement, Pietrantoni Mendez & Alvarez LLP, will issue an opinion about the legality of the offered securities for Doral Financial. Unless otherwise specified in the applicable prospectus supplement, any underwriters will be advised about certain issues relating to any offering by Brown & Wood LLP.

                                    EXPERTS

     PricewaterhouseCoopers LLP, independent accountants, audited Doral Financial's financial statements incorporated by reference in this prospectus and elsewhere in the registration statement. These financial statements are incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP given on the authority as experts in auditing and accounting in giving the report.

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                             (DORAL FINANCIAL LOGO)

                                  $200,000,000

                          DORAL FINANCIAL CORPORATION

                       MEDIUM-TERM SENIOR NOTES, SERIES A

                    MEDIUM-TERM SUBORDINATED NOTES, SERIES A

                       ----------------------------------

                             PROSPECTUS SUPPLEMENT
                       ----------------------------------

                              MERRILL LYNCH & CO.

                            BEAR, STEARNS & CO. INC.

                                  MAY 14, 1999

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